                                EXHIBIT 17(d)(1)





                       CAPITAL INVESTMENT OF HAWAII, INC.

                              FILING TYPE:  DEF 14A
                              DESCRIPTION:  PRELIMINARY PROXY STATEMENT
                              FILING DATE:
                               PERIOD END:

                         PRIMARY EXCHANGE:  NONE

                                   TICKER:  CHAW

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       CAPITAL INVESTMENT OF HAWAII, INC.
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.

[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


        1)     Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

        2)     Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               $23,250 - amount to be expended to purchase fractional shares resulting from going private reverse stock split
               -----------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

        5)     Total fee paid:

               $4.65
               -----------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

               -----------------------------------------------------------------

        2)     Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------

        3)     Filing Party:

               -----------------------------------------------------------------

        4)     Date Filed:

               -----------------------------------------------------------------

                               December ___, 1999


To the Shareholders of
Capital Investment of Hawaii, Inc.

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Capital Investment of Hawaii, Inc. (the "Company"), at the Grosvenor Center Conference Room (ground floor), 733 Bishop Street, Honolulu, Hawaii, on Monday, January 31, 2000, at 9:30 a.m.

        On December 21, 1999, the Company's Board of Directors adopted a going-private plan (the "Plan") to restructure the share ownership of the Company. The purpose of the Plan is to reduce the number of Company shareholders below 300, thus allowing the Company to terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the "1934 Act"). This will allow the Company to eliminate the substantial time and expense associated with 1934 Act compliance. The Board of Directors believes that the Company's shareholders derive little benefit from the Company's status as a publicly-held corporation.

        The objectives of the Plan will be accomplished by a 1-for-300 reverse stock split that will have the effect of eliminating the shares of all Company shareholders who own less than 300 shares of the Company's currently outstanding common stock by converting such shares into a right to receive cash in the amount of $.25 (25 cents) per share.

        You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed transactions.

        As described in the enclosed Proxy Statement, at the Annual Meeting, in addition to the election of directors, you will be asked to consider and vote upon a proposal to approve and adopt the reverse stock split. Your Board of Directors has determined that the reverse stock split is in the best interest of Capital Investment of Hawaii, Inc. and its shareholders and has unanimously approved the reverse stock split. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT AND THE ELECTION OF DIRECTORS.

        If the reverse stock split is consummated, shareholders who vote against approval of the reverse stock split and who otherwise comply with the procedures described in the Proxy Statement will be granted dissenters' appraisal rights. See "THE REVERSE STOCK SPLIT - Rights of Dissenting Shareholders."

        It is very important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, you are requested to complete, date, sign and return the enclosed Proxy in the postage-paid envelope provided. Failure to return a properly executed Proxy or vote at the Annual Meeting, will have the same effect as a vote against approval of the reverse stock split. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the reverse stock split.

        Please do not send any of your stock certificates at this time. If the reverse stock split is consummated, you will be sent a letter explaining the procedures for exchanging your shares for cash or new shares.

        We look forward to seeing you at the 2000 Annual Meeting of Shareholders. If you have questions before the Annual Meeting regarding the matters discussed in this letter, you may call Mr. Donald M. Wong, our Vice President, at (808) 537-3981.

                                        Very truly yours,


                                        Stuart T. K. Ho
                                        Chairman of the Board and President
Attachment

                       CAPITAL INVESTMENT OF HAWAII, INC.
                             SUITE 1700, MAKAI TOWER
                                733 BISHOP STREET
                             HONOLULU, HAWAII 96813

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                -----------------

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of Shareholders of Capital Investment of Hawaii, Inc. (the "Company") will be held at the Grosvenor Center Conference Room (ground floor) 733 Bishop Street, Honolulu, Hawaii 96813, on Monday, January 31, 2000, at 9:30 a.m., for the purpose of considering and voting upon the following matters:

        1. AMENDMENT OF ARTICLES OF ASSOCIATION. To consider and act upon a proposal to amend the Company's Articles of Association, to (i) reduce the number of shares of common stock which the Company is authorized to issue from 3 million shares, without par value ("Existing Shares"), to 10,000 shares, without par value ("New Common Stock"), and (ii) consolidate and convert each 300 outstanding Existing Shares into one share of New Common Stock.

        2. ELECTION OF DIRECTORS. To elect a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

        3. WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on December 15, 1999, shall be entitled to notice of the meeting and to vote at the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Dean T. W. Ho
                                        Secretary

Honolulu, Hawaii
December ___, 1999

                             YOUR VOTE IS IMPORTANT

We urge you to complete and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----

ABOUT THE ANNUAL MEETING....................................................................1

SUMMARY OF THE REVERSE STOCK SPLIT..........................................................2

SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING.....................................4

SPECIAL FACTORS.............................................................................4

        Purposes of the Reverse Stock Split.................................................5

        Alternatives Considered.............................................................5

        Reasons for the Reverse Stock Split.................................................5

        Reasons for Undertaking the Reverse Stock Split at This Time........................8

        Effects of the Reverse Stock Split..................................................9

        Certain Federal Income Tax Considerations...........................................9

        Fairness of the Reverse Stock Split................................................12

ANNUAL MEETING OF SHAREHOLDERS.............................................................16

        Date, Time and Place...............................................................17

        Purpose............................................................................17

        Record Date; Shares Outstanding and Entitled to Vote...............................17

        Vote Required......................................................................17

        Voting, Solicitation and Revocation of Proxies.....................................18

THE REVERSE STOCK SPLIT....................................................................18

        General............................................................................18

        Background.........................................................................19

        Basic Terms of the Reverse Stock Split.............................................19

        Exchange of Stock Certificates.....................................................20

        Cash for Fractional Shares.........................................................21

        Conditions of the Reverse Stock Split; Regulatory Approvals........................21

        Effect on Market for Shares........................................................21

        Termination of Exchange Act Registration...........................................21

        Fees and Expenses; Sources of Funds; Persons and Assets Employed, Retained or
          Utilized.........................................................................22

                                TABLE OF CONTENTS
                                   (continued)


                                                                                          PAGE
                                                                                          ----

        Interests of Certain Persons in the Reverse Stock Split............................22

        Rights of Dissenting Shareholders..................................................22

        Required Vote; Indications of Voting Intent by Ho Family Shareholders and
          Management.......................................................................25

        Recommendation of the Board of Directors...........................................26

MARKET AND DIVIDEND INFORMATION............................................................26

        Market Information.................................................................26

        Number of Equity Holders...........................................................26

        Dividends..........................................................................26

FINANCIAL INFORMATION/RATIO OF EARNINGS TO FIXED CHARGES...................................27

PRINCIPAL HOLDERS OF VOTING SECURITIES.....................................................27

ELECTION OF DIRECTORS......................................................................28

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.....................................29

        Compensation of Directors..........................................................30

        Information Regarding the Board of Directors and Committees........................30

        Required Vote; Recommendation of the Board of Directors............................30

EXECUTIVE COMPENSATION.....................................................................31

        Compensation of Named Executive Officers...........................................31

        Summary Compensation Table.........................................................31

SECURITY OWNERSHIP OF MANAGEMENT...........................................................31

TRANSACTIONS IN COMMON STOCK...............................................................31

        Public Offerings in Past Three Years...............................................31

        Purchases by Company, Officers, Directors or Affiliates in Past Sixty Days.........31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................32

COMPLIANCE WITH SECTION 16(a) REQUIREMENTS.................................................32

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS..................................................32

SHAREHOLDER PROPOSALS......................................................................33

WHERE YOU CAN FIND MORE INFORMATION........................................................33

                                TABLE OF CONTENTS
                                   (continued)


                                                                                          PAGE
                                                                                          ----

INFORMATION INCORPORATED BY REFERENCE......................................................33

OTHER BUSINESS.............................................................................34


 Appendix A -       Capital Investment of Hawaii, Inc.; Calculation of Net
                    After-Tax Asset Value in Liquidation; Pro Forma Balance
                    Sheet as of December 1, 1999

 Appendix B -       Hawaii Business Corporation Act

 Appendix C -       Proposed Amendment to Capital Investment of Hawaii,
                    Inc./Articles of Association

 Appendix D -       Form of Proxy

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

                       CAPITAL INVESTMENT OF HAWAII, INC.
                             Suite 1700, Makai Tower
                                733 Bishop Street
                             Honolulu, Hawaii 96813
                                 (808) 537-3981

                          ----------------------------

This Proxy Statement and the accompanying form of Proxy are being sent to shareholders of Capital Investment of Hawaii, Inc. (the "Company") on or about December ___, 1999 for use in connection with the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held on January 31, 2000.

THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

        The Annual Meeting will be held at 9:30 a.m. on Monday, January 31, 2000, at the Grosvenor Center Conference Room (ground floor), 733 Bishop Street, Honolulu, Hawaii 96813.

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including a proposal to amend the Company's Articles of Association to provide for a one-for-300 reverse stock split (the "Reverse Stock Split") and the election of directors.

What are the Company's objectives?

        On December 21, 1999, the Company's Board of Directors adopted resolutions providing for a going-private plan (the "Plan") to restructure the share ownership of the Company. The purpose of the Plan is to reduce the number of Company shareholders below 300, thus allowing the Company to terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the "1934 Act"). This will allow the Company to eliminate the very substantial time and expense associated with 1934 Act compliance. The Company's Board of Directors believes that the Company's shareholders derive little benefit from the Company's status as a publicly-held corporation. Over the past several years, the Company believes that third-party purchase or sale transactions have been negligible.

How will these objectives be accomplished?

        A ONE-FOR-300 REVERSE STOCK SPLIT ("REVERSE STOCK SPLIT") that will have the effect of eliminating the shares of all Company shareholders who own less than 300 shares of the Company's currently outstanding voting common stock without par value ("Existing Shares") by converting such Existing Shares into a right to receive cash in the amount of $.25 (25 cents) per Existing Share. Company shareholders who own 300 or more Existing Shares will have each 300 of such shares converted into one share of common stock (the "New Common Stock") and will receive cash in lieu of fractional shares at $.25 (25 cents) per Existing Share. The Reverse Stock Split is summarized below and is described in detail under "THE REVERSE STOCK SPLIT."

        IF YOU OWN LESS THAN 300 EXISTING SHARES, AND IF THE REVERSE STOCK SPLIT IS APPROVED AND IMPLEMENTED, YOU WILL RECEIVE CASH FOR THE SHARES THAT YOU OWN. SEE "THE REVERSE STOCK SPLIT."

        IF YOU OWN 300 OR MORE EXISTING SHARES, YOU WILL RECEIVE ONE SHARE OF NEW COMMON STOCK FOR EACH 300 SHARES OF EXISTING COMMON STOCK THAT YOU OWN, AND CASH IN LIEU OF ANY FRACTIONAL SHARE.

                       SUMMARY OF THE REVERSE STOCK SPLIT

WHAT EFFECT WILL THE REVERSE STOCK SPLIT HAVE ON ME?

- If you own less than 300 Existing Shares on the effective date of the Reverse Stock Split, you will receive cash in lieu of the fractional share of New Common Stock to which you would otherwise be entitled, at a price equal to $.25 (25 cents) per Existing Share. After the effective date of the Reverse Stock Split, you will have no continuing interest as a shareholder of the Company.

- If you own 300 or more Existing Shares on the effective date of the Reverse Stock Split, you will receive one (1) share of New Common Stock for each 300 shares of Existing Common Stock that you own, and you will receive cash (at a rate equal to $.25 (25 cents) per Existing Share) in lieu of any fractional share that would otherwise be issuable.

        See "THE REVERSE STOCK SPLIT - Basic Terms of the Reverse Stock Split."

AM I ENTITLED TO DISSENT FROM THE REVERSE STOCK SPLIT?

        To be able to dissent from the Reverse Stock Split and demand the right to receive a cash payment from the Company for the fair value of the Existing Shares held by any such dissenter, a record shareholder must file a notice in writing with the Company before the time of the vote to approve the Reverse Stock Split at the Annual Meeting, advising that the shareholder intends to demand to be paid fair compensation for his or her Existing Shares, and such dissenting shareholder must refrain from voting for the Reverse Stock Split at the Annual Meeting. Dissenting shareholders also must follow the procedures set forth in the Hawaii Business Corporations Act, the applicable sections of which are attached to this Proxy Statement as APPENDIX B. The failure of a shareholder to follow the specific requirements set forth in the Hawaii Business Corporations Act concerning such dissenters' rights will result in the loss of such rights. See "THE REVERSE STOCK SPLIT - Rights of Dissenting Shareholders."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT?

        Shareholders who receive cash upon redemption of their fractional share interests in the New Common Stock as a result of the Reverse Stock Split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The Company has not received an opinion of counsel in connection with the tax consequences of the Reverse Stock Split. Each shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Reverse Stock Split. See "SPECIAL FACTORS Certain Federal Income Tax Considerations."

WHAT IS THE BOARD'S RECOMMENDATION?

        The Board of Directors recommends that you vote "FOR" the proposal to amend the Company's Articles of Association, effecting the Reverse Stock Split.

        At a meeting held on December 21, 1999, the Company's Board of Directors unanimously approved the Plan, including the Reverse Stock Split. The Board of Directors has unanimously concluded that the Plan, and the Reverse Stock Split provided for in the Plan, is fair to, and in the best interests of, the Company and its shareholders. See "SPECIAL FACTORS - Fairness of the Reverse Stock Split."

        Mr. Stuart T. K. Ho, a director of the Company, has been involved in the initiation and structuring of the Reverse Stock Split and will continue to beneficially own a significant equity interest in the Company after the transaction is completed. Because two other directors (Messrs. Dean T. W. Ho and Donald M. Wong) will continue to beneficially own significant equity interests in the Company after the transactions are completed, they (together with Mr. Stuart T. K. Ho) may be deemed to be "engaged" in the Reverse Stock Split under applicable regulations of the Securities and Exchange Commission ("SEC.") Messrs. Stuart T. K. Ho, Dean T.
W. Ho and Donald M. Wong are sometimes collectively referred to in this document as the "Management Directors," and certain additional information is provided with respect to them in that capacity.

WHAT VOTE IS REQUIRED TO APPROVE THE REVERSE STOCK SPLIT?

        The affirmative vote of at least 66 2/3% of all Existing Shares outstanding on the record date is required to approve the amendment of the Company's Articles of Association to effect the Reverse Stock Split.

        As described under "ANNUAL MEETING OF SHAREHOLDERS - Vote Required," those members of the Ho Family who are Company directors, executive officers or 10% shareholders have indicated that they intend to vote in favor of the Reverse Stock Split. Two of the five directors of the Company (Messrs. Pedro Ada and C.
B. Sung) are outside directors (i.e., neither a member of the Ho Family nor an employee of the Company or the Company's subsidiaries). See "THE REVERSE STOCK SPLIT - Interests of Certain Persons in the Reverse Stock Split."

HAS THE COMPANY OBTAINED AN INDEPENDENT OPINION REGARDING THE REVERSE STOCK
SPLIT?

        No. The Company has not obtained any such opinion.

             SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING

WHAT DO I NEED TO DO NOW?

        ALL COMPANY SHAREHOLDERS will vote on the Reverse Stock Split and on the election of directors. Read this Proxy Statement and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be represented at the Annual Meeting.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

        Yes. See "ANNUAL MEETING OF SHAREHOLDERS - Voting, Solicitation and Revocation of Proxies."

SHOULD I SEND MY STOCK CERTIFICATES IN NOW?

        DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. After the Reverse Stock Split is approved and effected, the Company will send you instructions for submitting your stock certificate(s) in exchange for a stock certificate representing your shares of New Common Stock, if any, and cash in lieu of fractional shares.

                                 SPECIAL FACTORS

        In considering whether to vote in favor of the Reverse Stock Split, shareholders should carefully consider the Special Factors discussed below, including discussion as to the fairness to the Company's shareholders of the Reverse Stock Split.

PURPOSES OF THE REVERSE STOCK SPLIT

        The purpose of the Reverse Stock Split is to reduce the number of Company shareholders to below 300 by buying the Existing Shares of small shareholders (i.e., shareholders owning fewer than 300 Existing Shares) of the Company. Once the Company has fewer than 300 shareholders, it will be able to deregister its common stock under the 1934 Act, and will no longer be subject to the regulatory and reporting requirements of that Act. The Board of Directors has determined that few, if any, shareholders receive significant benefit from the Company's compliance with the 1934 Act, as described below under "Reasons for the Reverse Stock Split."

        No director, officer or affiliate of the Company has any purpose with respect to the Reverse Stock Split that is separate from or different than the Company's purposes for those transactions as described above.

ALTERNATIVES CONSIDERED

        The Board of Directors did not consider any alternatives to the Reverse Stock Split.

REASONS FOR THE REVERSE STOCK SPLIT

        In considering the Reverse Stock Split, the Board of Directors determined that the Company cannot afford the costs associated with retaining its status as a public company, for the reasons discussed below.

Considering the case for "selling the company."

A reverse stock split would not be necessary if the Company was sold, i.e. its assets sold and the Company's affairs wound up. The factors favoring "selling the company" are (i) the continuing stagnation of Hawaii's tourist-driven economy and the economies of certain Asian nations whose citizens are historically a major source of Hawaii tourism; (ii) the large secured and unsecured indebtedness of the Company (see "Appendix A"), which now cost the Company approximately $440,000 per annum to service; and (iii) the Company's lack of capital.

Considering the case for "growing the company."

The factors the Board of Directors considered for growing the Company arise from the profitability and experience acquired by the Company since 1991 by making "acquisition and development" loans ("ADC loans") to home builders in Southern Nevada and Utah. An ADC loan is a transaction in which a lender advances money to a builder to enable the builder to purchase zoned land and build infrastructure and finished lot pads. The opportunity for the Company to make ADC loans exists because federal regulations and regulators regard ADC loans as risky and require that federally-insured lenders apply stringent lending standards when making such loans. The result is usually very low loan-to-value ratios for ADC loans. Small builders find this onerous, causing some to seek non-traditional sources of ADC financing, but at a high borrowing cost. Housing activity in many urban areas in the Western U.S. is largely carried by small builders.

                        COMPANY'S HISTORY OF ADC LENDING

           FISCAL                                            INVESTMENT AT
           YEAR                       INCOME                 END OF FISCAL YR.
           1998-99              $    279,709                 $1,217,871
           1997-98                   828,824                  1,435,210
           1996-97                   449,842                  2,711,737
           1995-96                 1,143,229                  1,902,009
           1994-95                 1,360,568                  3,574,360
           1993-94                   861,594                  5,169,856
           1992-93                   788,000                  4,444,421

The table above describes the profitability of the Company's experience with ADC lending. The Company experienced a decline in ADC income in Fiscal Year 1999, as the result of a $437,297 charge taken when a builder to whom several project loans had been made defaulted. The default was the only one experienced by the Company since it began making ADC loans in 1991. However, most of the decline in ADC loan income (and investment) during the decade was not for lack of business opportunity but rather the result of the Company diverting an increasing amount of its capital to meet operating losses in Hawaii, to which the Company's failed investment in "Bakery Europa," (acquired in 1990 and later sold) was the major contributing factor. Despite this history, the Board of Directors believe that ADC lending on the mainland is an enterprise that the Company has the requisite skills to exploit. The business is profitable. And it is a "niche" business which is protected from large investors because of the relatively modest financing demands of builders and because of the burden of dividing large pools of capital among so many small loans, all of which require management.

Analysis of the Board of Directors

The Board of Directors believe that "growing the company" through ADC lending is the best strategy to pursue, but can only come about if the Company can survive Hawaii's poor economic climate. They believe the Company can survive only if it liquidates all or most of its debt through the sale of assets not needed in its ADC lending business. They further believe that the Company can liquidate its debt, given the range of liquidity implicit in the character its assets and local market conditions, only if the Company significantly reduces its administrative overhead to provide it with time to carry out an orderly sale of assets. Recognizing the range of liquidity of the Company's assets, the Board of Directors reviewed general and administrative expenses with a view towards structural reduction of such expenses. One of the major expenses reviewed was the cost of continuing to comply with the 1934 Act, which the Board of Directors weighed against the 1934 Act's intended benefit to stockholders and investors.

        - The cost of compliance with the 1934 Act is extremely high, the Board of Directors concluded, in proportion to the Company's total costs and expenses, exclusive of interest expense, and, therefore, a detriment to the Company and its shareholders. For Fiscal Years 1998 and 1997, the Company's total costs and expenses, exclusive of interest expense, were, respectively, $1,721,599 and $1,845,446. The cost of compliance with SEC rules and regulations - which including auditing, preparation of quarterly and annual filings with the SEC and other bookkeeping costs -- for FY1998 and FY1997 were, respectively, $131,975 and $122,913, or 8 percent and 7 percent, respectively, of the Company's total costs and expenses, exclusive of interest expense, and 7 percent and 7 percent, respectively, of the Company's revenues. Some of this high cost is the result of steps to enhance profitability. For example, because ADC loans often provide for what accountants call "contingent interest" but what the Company calls a "profit-participation," the transaction is deemed a "joint venture" for accounting purposes. As such, each "joint venture" is required to be fully audited, thus contributing to the high cost of compliance. To date, the Company has received invoices from the Company's independent auditor, KPMG LLP, totaling approximately $93,700 for professional services related to filing the Company's FY1999 Form 10-K.

        - The Existing Shares are not listed on any stock exchange and in recent years there has been no active trading of the shares. During the past four fiscal years, i.e., within the year ended July 31, 1996, and through the year ended July 31, 1999, the high and low bid for each quarter for the Company's stock was a low bid of 3/16 and a high bid of 1/2, and lack of trading activity has not changed since the end of fiscal year 1999 to the date of this plan. On October 31, 1999, there were approximately 565 stockholders of record of common stock, excluding individuals and institutions for whom shares are held in the name of nominees or brokerage firms. Approximately 365 of the Company's current shareholders of record own less than 300 Existing Shares each. Further, ownership of approximately 49.22 percent of the Existing Shares is concentrated in the family of the late founder of the Company, Chinn Ho, further reducing potential liquidity in the trading of the Existing Shares if family members elected not to engage in active trading of the shares. Accordingly, given the lack of trading activity in the Existing Shares, the number of shareholders owning Existing Shares, and the current composition of stock ownership, the Board of Directors concludes that the Company's shareholders derive little benefit from the Company's status as a publicly-held corporation. Moreover, the Board of Directors believe that the risks and expenses of continuing as a publicly-held company substantially outweigh the benefits to current shareholders.

        Accordingly, the Board of Directors proposed the Reverse Stock Split to achieve the following purposes:

        - To reduce the number of shareholders of record of the Company to less than 300 in order to terminate the registration of the Company's common stock under the 1934 Act; and

        - To relieve the Company of the burdens, risks and costs associated with the regulatory and reporting requirements of the 1934 Act and the rules and regulations of the SEC pursuant to the 1934 Act (see "Termination of Exchange Act Registration"), which have not, in view of the inactive trading market for Existing Shares, provided corresponding benefits.

REASONS FOR UNDERTAKING THE REVERSE STOCK SPLIT AT THIS TIME

        The Board of Directors believe there is an urgent need for the Company to substantially reduce its operating costs to conserve its cash and give it the time to liquidate the Company's debt through asset sales. The need to eliminate the cost of compliance with the 1934 Act at this time is pressing because there is no assurance that the Hawaii economy, and the Asian economies that support it, will recover sufficiently to restore asset values, especially real estate asset values, that have significantly diminished during the decade of the nineties. Declining asset values in Hawaii have reduced the ability of Hawaii businesses, including the Company, to deleverage themselves through asset sales. See notes to Appendix A for examples of declines in the values of certain assets. As pointed out above (see "Reasons for the Stock Split") the cost of compliance with the 1934 Act is, the Board of Directors believe, not only disproportionately large with respect to the Company's non-interest expenses and revenues but also works to the detriment of the Company and its shareholders because, given the lack of trading in the Company's stock for several years, the Company and its shareholders receive no benefit intended by the 1934 Act.

        The Board of Directors previously discussed the feasibility of reducing the number of Company shareholders, in order to permit deregistration under the 1934 Act. The Company announced, on November 15, 1989, that the Board of Directors planned to submit a 1-for 500 reverse stock split to the Company's shareholder for approval. Following an outside appraisal in 1990 to estimate the fair value of the Company's stock, the Board of Directors took no action to proceed with a going-private transaction because of uncertainty about the value of a large investment owned by a subsidiary of the Company in Marin County, California, and because of uncertainty in valuing the Company's sundry investment interests managed by AEA Investors, Inc. ("AEA") See "SPECIAL FACTORS-Fairness of the Reverse Stock Split, Appendix A, Note 3." AEA is a private investment management company that acquires privately-owned companies with a view towards improving their financial performance and then selling shares of the acquired company in a public offering. Another outside appraisal to estimate the fair value of the Company's stock was made in 1995. Again, the Board of Directors took no action to proceed with a going-private transaction. At that time, most of the Company's interest in AEA-led investments was concentrated in the stock of Dal-Tile International, Inc., ("Dal-Tile"). Dal-Tile was then, as it is now, the largest manufacturer of ceramic tile in the U.S. but at the time of the 1995 appraisal it was privately-owned. In considering the plan, the Board of Directors in 1995 were undecided about deciding the fairness of the value of a promising private company whose prospects of going public seemed imminent.

        The nature of the Company's interest in AEA has changed significantly. Dal-Tile "went-public" in 1996, and its shares were listed on the New York Stock Exchange (ticker symbol: DTL). While the Company's interest in Dal-Tile continues to be illiquid because of a "lock-up" agreement among the AEA investor group, including the Company, affecting approximately 55 percent of Dal-Tile's stock, the listing on the New York Stock Exchange gives the value of the shares a transparency that the Company's shareholders did not have in 1995. The Company's other shareholding interests through AEA, i.e., outside of the Company's interest in Dal-Tile, while not publicly-traded, have a relatively small cost. The Peacock Gap investment is no longer an asset of the Company. Hence, the factors that caused the Board of Directors to be undecided about the fairness of the value of the Company's stock on earlier occasions no longer exist.

EFFECTS OF THE REVERSE STOCK SPLIT

        The effect of the Reverse Stock Split will be to convert the share ownership interest who owns less than 300 Existing Shares into a right to receive cash, in an amount equal to $0.25 per Existing Share. Such shareholders will cease to be shareholders of the Company, and will not have any interest in the equity or future prospects of the Company. Company shareholders who own 300 or more Existing Shares will receive one share of New Common Stock for each 300 Existing Shares that they own, and will receive cash for any resulting fraction of a share of New Common Stock. See "THE REVERSE STOCK SPLIT-Basic Terms of the Reverse Stock Split."

        The effect of the Reverse Stock Split will be to reduce the number of Company shareholders to below 300, thus allowing the Company to deregister its common stock under the 1934 Act, as described at "Reasons for the Reverse Stock Split." By eliminating the share ownership interests of Company shareholders with less than 300 Existing Shares, the Reverse Stock Split will eliminate the opportunity of such shareholders to participate in any potential future growth of the Company; however, the Board of Directors has determined that this loss of opportunity is offset by consideration to be paid to such shareholders. See "SPECIAL FACTORS-Fairness of the Reverse Stock Split" below.

        The effect of the Reverse Stock Split will be that the shareholders who receive shares of New Common Stock pursuant to the Reverse Stock Split will be shareholders in the Company, which will be privately held following the Company's deregistration under the 1934 Act. The Company's capitalization following the consummation of the Reverse Stock Split will effectively be unchanged. The holders of New Common Stock will share in a portion of any future increase in the Company's value, but will have corresponding exposure and risk depending on the Company's future performance.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The receipt by a holder of Existing Shares of cash in lieu of fractional shares of New Common Stock pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

        Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in lieu of fractional shares of New Common Stock pursuant to the Reverse Stock Split if:

        - The Reverse Stock Split results in a "complete redemption" of all of the shareholder's Existing Shares;

        - The receipt of cash is "substantially disproportionate" with respect to the shareholder; or

        - The receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

        These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

        If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reverse Stock Split and the tax basis in the Existing Shares held by such shareholder prior to the Reverse Stock Split. Provided that the Existing Shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible Existing Shares are held for more than one year and will be short term capital gain or loss if such shares are held for one year or less.

        Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

        The receipt of cash by a shareholder pursuant to the Reverse Stock Split will result in a "complete redemption" of all of the shareholder's Existing Shares as long as the shareholder does not constructively own any shares of New Common Stock immediately after the Reverse Stock Split. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of New Common Stock provided that (i) the shareholder constructively owns shares of New Common Stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (ii) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in the Company immediately after the Reverse Stock Split, including as an officer, director or employee, other than an interest as a creditor.

        Shareholders who receive cash in lieu of fractional shares of New Common Stock pursuant to the Reverse Stock Split will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash pursuant to the Reverse Stock Split will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of New Common Stock owned by the shareholder immediately after the Reverse Stock Split is less than 80% of the percentage of Existing Shares directly and constructively owned by the shareholder immediately before the Reverse Stock Split (giving effect to the difference in number of shares due to the Reverse Stock Split). Alternatively, the receipt of cash pursuant to the Reverse Stock Split will, in general, be "not essentially equivalent to a dividend" if the Reverse Stock Split or the receipt of payment pursuant to the Tender Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company.

        If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reverse Stock Split.

        The receipt of shares of New Common Stock pursuant to the Reverse Stock Split by owners of more than 300 Existing Shares will be a non-taxable transaction for federal income tax purposes. Accordingly, a holder of more than 300 Existing Shares who receives shares of New Common Stock will not recognize gain or loss, or dividend income, as a result of the Reverse Stock Split with respect to the shares of New Common Stock received (but, as described above, cash received in lieu of a fractional share of New Common Stock will be a taxable transaction to the extent of such cash received). In addition, the basis and holding period of such shareholder's shares of New Common Stock will carry over as the basis and holding period of such shareholder's shares of New Common Stock.

        The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) the payee has failed to properly report the receipt of "reportable payment" on several occasions and the IRS has notified the payor that withholding is required; or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406 of the Code. As a result, if any one of the events discussed above occurs, the Company will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Reverse Stock Split. A "reportable payment" includes, among other things, dividends and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a shareholder under the backup withholding rules will be allowed as a refund or credit against such shareholder's federal income tax, provided that the required information is furnished to the IRS. Certain shareholders (including corporations and tax exempt organizations) are not subject to the backup withholding requirements.

        The foregoing is only a general description of certain of the United States federal income tax consequences of the Reverse Stock Split, without reference to the particular facts and circumstances of any particular shareholder. Each shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to such shareholder of the Reverse Stock Split (including the application and effect of state and local income and other tax laws).

FAIRNESS OF THE REVERSE STOCK SPLIT

        On December 21, 1999, the Board of Directors, by unanimous vote, approved and adopted the Plan. In approving and adopting the Plan, the Board of Directors determined that the Plan is fair to, and in the best interests of, the shareholders of the Company, including unaffiliated shareholders.

        In reaching its determination that the Reverse Stock Split is fair to the unaffiliated shareholders of the Company, the Board of Directors considered, among other matters, the following factors:

        1.     Current market prices;

        2. Historical market prices;

        3. Net book value;

        4. Going concern value;

        5. Liquidation value;

        6. The price paid in purchases by the Company or its affiliates since August 1, 1997, the commencement of the second full fiscal year preceding the date of this schedule;

        7. Any report, opinion, or appraisal received by the Company or its affiliates relating to the transaction's fairness; and

        8. Other firm offers of which the Company or its affiliates are aware for merger, consolidation, or sale of the assets of the Company, or for securities of the Company in order to exercise control.

        The Board of Directors know it is often the practice in transactions of this kind to engage an appraiser to render an opinion on the fairness of the consideration to be offered to the shareholders. In this case, however, the Board of Directors believe that most of the Company's assets are sufficiently uncomplicated in kind and character and the methods used to ascertain their current value sufficiently well understood that an outside appraisal to establish the fairness of the consideration offered is unnecessary (and, therefore, unnecessarily expensive). Moreover, the Board of Directors believe that the fairness of the price, in this case, turns much less on net asset values (because the net asset value of the Company's shares is so low) and much more on the benefit to be received by the Company's shareholders by the Company paying the price recommended as "fair" for fractional shares. Nonetheless, the Board of Directors believe that all valuation factors should be considered, whether relevant or not. The management of the Company has prepared and provided its own estimation of the value of the Company's assets and liabilities (see Appendix A).

        Neither the Company nor its affiliates are aware of any firm offers for merger, consolidation or sale of the assets of the Company, or for securities of the Company in order to exercise control, nor have the Company or its affiliates purchased any of the common stock of the Company since August 1, 1997, the commencement of the second full fiscal year preceding the date of this schedule.

        "Current market price" and "historical market price" methods of valuation result in the best indications of value because they result directly from the actions of informed and willing buyers and seller of shares. However, as earlier indicated (see "SPECIAL FACTORS-Reasons for the Reverse Stock Split"), there has been no active trading in the Company's stock for several years. According to the office of Abel-Behnke, a Honolulu investment firm that makes a market in the Company's stock, the quotations for the Company's stock on October 30, 1999, ranged between $0.187 bid and $0.250 asked. Richard Behnke, a principal of Abel-Behnke, informed the Company on November 24, 1999, that to his knowledge there had been no trading in the Company's stock "for a long time."

        The "net book value" method is not a useful indicator of value because the Company has had a negative book value since Fiscal Year 1996. Yet the Company owns certain assets with market values that may well exceed their historical cost. Nor is the "going concern value" method a valid valuation method to apply. The going concern value method is more appropriate in a manufacturing, service or rental income producing firm where the net income flows are steady or reveal a reasonably predictable pattern. The Company's long financial history adheres to a pattern of periodic losses punctuated by periodic profits resulting from the sale of developed and undeveloped real estate or appreciated financial assets. A valuation method like the going concern method, resting of the capitalization of pre-tax or after-tax earnings would not, when applied to the Company's history, lead to a creditable result.

        The "liquidation" method is, in the opinion of the Board of Directors, a more appropriate valuation method than the methods discussed thus far considering the Company's history of financial and real estate assets being bought and sold at irregular intervals and where reported earnings are not steady or predictable. The liquidation value method cures the problem in the net book value method in that it restates assets at their market value or net realizable value after allowance for marketing and the cost of the liquidation effort. The applicability of this method should take into account that value determined by the liquidation method is not synonymous with market liquidity. For example, a warehouse valued at "market" does not mean that the value of the warehouse can be immediately sold and its value converted to cash.

        Appendix A summarizes the Company's assets, liabilities and stockholder's equity applying a modified form of the liquidation method. The primary techniques applied in valuing the individual assets are: (1) current and historical market prices for listed or traded securities; (2) capitalization of income or application of industry-recognized multipliers or adjusted purchase prices for non-traded investments; and (3) estimated market values for real estate parcels. Since the liquidation of the Company is not planned, no provision is made for an estimated cost of liquidation or for a discount for "book to market," an adjustment sometimes made by appraisers in the case of investment companies because the market price of their shares are frequently below the aggregate of the net asset values held by such firms. Appendix A suggests an indicated value per share by liquidation (net current asset) approach, as hereinabove qualified, of $0.03 per share.

Position of the Board of Directors.

        On December 21, 1999, the Board of Directors, by unanimous vote, approved and adopted the Plan. In approving and adopting the Plan, the Board of Directors determined that the Plan, which includes the Reverse Stock Split, is fair to, and in the best interests of, the shareholders, including the unaffiliated shareholders, of the Company.

        In reaching its determination that the Reverse Stock Split is fair to the shareholders, including the unaffiliated shareholders of the Company, the Board of Directors considered the following factors:

        - The indicated value per share of the Company's stock determined by a modified liquidation (net current asset) approach is $0.03.

        - The Company estimates that the approximate number of fractional shares that will need to be purchased as a result of the Reverse Stock Split is 93,000 Existing Shares, after which the total number of shareholders of the Company will be reduced to approximately 250.

        - The cost to purchase the 93,000 Existing (fractional) Shares, at $.25 (25 cents) per share, is $23,250. Compared with the $131,975 and $122,913 cost of complying with the 1934 Act in Fiscal years 1998 and 1997, respectively, the payment of the excess of the $0.25 per share redemption price over the $0.03 indicated value of the Company's shares is a fair price for the Company to pay to secure the cooperation of the holders of fractional shares, and the Board of Directors accordingly believe that it is in the best interest of the shareholders, including the unaffiliated shareholders, that the price be paid.

        - The lack of trading activity in the Company's shares and the low bid and asking prices for the shares, the Company's poor financial performance, the Board's knowledge of the state of the Hawaii economy, which has been and is expected to continue to be relatively stagnant throughout 2000, and the need to reduce the Company's operating costs in order to allow the Company sufficient time to sell certain of its assets and reduce its debt, were all factors that helped the Board to conclude that now is an appropriate time to undertake the Reverse Stock Split.

        In light of the number and variety of factors that the Board of Directors considered in evaluating the fairness of the price to be paid for Existing Shares pursuant to the Reverse Stock Split, they did not find it practicable to assign relative weights to such factors, and accordingly, did not do so.

        In addition to the factors listed above, which bear primarily on the fairness of the price to be paid for Existing Shares from a financial point of view, the Board considered factors applicable to the fairness generally of the Reverse Stock Split, to all Company shareholders, including unaffiliated shareholders. The Board has informally discussed the feasibility of reducing the number of Company shareholders in order to permit deregistration under the

1934 Act for a number of years, as described above (see "Reasons for Undertaking the Reverse Stock Split at This Time") but did not believe that it was appropriate to proceed with a going-private transaction under such circumstances. This fact, together with certain of the financial and economic factors described above, led the Board to conclude that the timing of the going-private transaction was fair to the Company's shareholders.

        The Board did consider that the Reverse Stock Split would eliminate the opportunity of shareholders owning less than 300 Existing Shares to participate in any potential future growth of the Company, but determined that the loss of opportunity was offset by the consideration to be paid a premium for their shares, particularly in view of the lack of trading for the Existing Shares and considering the Company's recent financial history.

        The Board of Directors believe that the risks and expenses of continuing as a publicly-held company substantially outweigh any benefits to current shareholders. Additionally, in view of the large number of Company shareholders with very small holdings of Existing Shares, the Board believes that it is not in the best interests of the Company to continue to allocate corporate resources, including management time, to compliance with public company regulatory and reporting requirements.

        The Board of Directors determined not to require that the Reverse Stock Split be approved by a majority of Company shareholders who are not Ho Family members, in view of the large number of Company shareholders with small holdings of Existing Shares, because of the likelihood of a low voter response. It has not been the practice in past years to solicit the votes of the great majority of unaffiliated shareholders for annual meeting purposes, and the Board is concerned about a low response from unaffiliated shareholders who may not believe their vote is important.

        The Board of Directors determined that it was not feasible to establish an independent committee of unaffiliated directors. The Company's outside directors (Messrs. C.B. Sung and P.P. Ada) have not retained unaffiliated representatives to act on behalf of Company shareholders who are not Ho Family members, for the purpose of negotiating the terms of the Reverse Stock Split.

        The Board believes that the Reverse Stock Split is fair to unaffiliated shareholders despite the absence of such "procedural safeguards," based on its analysis of the factors described above. With respect to the Reverse Stock Split, the Board believes that the interests of the unaffiliated shareholders owning less than 300 Existing Shares are adequately protected by their ability to dissent from the Reverse Stock Split and obtain payment for their shares under Hawaii law (see "Rights of Dissenting Shareholders"). Hawaii law does not require dissenters' rights in connection with a reverse stock split, and this right is being provided voluntarily by the Company as a procedural safeguard.

Position of the Management Directors

Additionally, the terms of the Reverse Stock Split have been approved by the two outside Company directors, which serves as an additional procedural safeguard. The two outside directors did not vote separately as a group in voting to approve the Reverse Stock Split, but rather approved the transaction in connection with the Board's unanimous approval.

Position of the Ho Family Shareholders

        The Ho Family Shareholders also believe that the Reverse Stock Split are fair to all Company shareholders, including unaffiliated shareholders. Such belief is based on (i) the conclusions of, and the approval of, the Board of Directors, as well as the basis therefore, which conclusions and bases, as set forth above, are adopted by the Ho Family Shareholders and incorporated by reference. The Ho Family Shareholders did not find it practical to, and did not, quantify or otherwise attach relative weights to the specific factors that they considered.


                         ANNUAL MEETING OF SHAREHOLDERS

DATE, TIME AND PLACE

        The Annual Meeting will be held on Monday, January 31, 2000, at 9:30 a.m. Honolulu time, at the Grosvenor Center Conference Room (ground floor), 733 Bishop Street, Honolulu, Hawaii 96813.

PURPOSE

        The purpose of the Annual Meeting is to consider and vote upon:

        - The amendment of the Company's Articles of Association, which will effect the Reverse Stock Split;

        -       The election of directors for the ensuing year; and

        -       Other matters, if any, that may properly come before the Annual
                Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

        The Company has fixed 5:00 p.m. Honolulu time on December 15, 1999 as the record date for determining the holders of Company common stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 1,032,692 Existing Shares issued and outstanding, held by approximately 566 holders of record. Holders of record of Existing Shares are entitled to one vote per share.

VOTE REQUIRED

        Amendment of Articles of Association. The affirmative vote of at least 66 2/3% of all Existing Shares outstanding on the record date is required to approve the amendment of the Company's Articles of Association, which will effect the Reverse Stock Split. See "THE REVERSE STOCK SPLIT - Required Vote; Indications of Voting Intent by Ho Family Shareholders and Management."

        Election of Directors. Each shareholder will have one vote for each Existing Share held, except that cumulative voting may be required in the election of directors. If cumulative voting applies, the necessary vote for the election of directors is described below. If cumulative voting does not apply, directors must be elected by a majority of the Existing Shares represented in person or by proxy at the Annual Meeting, assuming that a quorum (a majority of all Existing Shares entitled to vote) is present at such meeting.

        Hawaii law requires use of cumulative voting in the election of directors if, not less than 48 hours prior to the time fixed for the Annual Meeting, any shareholder delivers a request therefor to an office of the Company. Cumulative voting means that each shareholder present in person or by proxy may cast a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. The shareholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more as the shareholder see fit. The nominees receiving the highest number of votes on the foregoing basis, up to the total number to be elected, will be the successful nominees. If cumulative voting is requested, the holders of management proxies will vote the proxies received by them cumulatively in such manner as is determined by them at that time.

VOTING, SOLICITATION AND REVOCATION OF PROXIES

        If the enclosed proxy is duly executed and received in time for the Annual Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR (i) the approval of the amendment of the Company's Articles of Association and (ii) the election of the nominated directors. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of the Company, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed unrevoked proxies will be voted in accordance with the instructions on the proxy. With regard to any other matters that may properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters.

        The proxy for the Annual meeting is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire. Banks, brokerage houses, other institutions, nominees and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. Officers and other employees of the Company may solicit proxies personally. The Company does not expect to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy material to and obtaining proxies from their principals.

                             THE REVERSE STOCK SPLIT

GENERAL

        The purpose of the Reverse Stock Split is to reduce the number of Company shareholders below 300 by buying the Existing Shares of small shareholders (under 300 Existing Shares) in the Company. As described below under "Basic Terms of the Reverse Stock Split," the Reverse Stock Split consists of an amendment to the Company's Articles of Association, pursuant to which each 300 Existing Shares will be converted into one share of New Common Stock. The text of the proposed amendment to the Company's Articles of Association is attached as APPENDIX B. Because the Company will not issue fractional shares of New Common Stock, any shareholder who owns less than 300 Existing Shares (which would convert into less than a whole share of New Common Stock) will instead receive cash in lieu of such fractional interest, at a price equal to $.25 (25 cents) per Existing Share.

BACKGROUND

        The Company's Board of Directors has informally discussed the feasibility of reducing the number of Company shareholders in order to permit deregistration of the Company's common stock under the 1934 Act for several years. Based on discussions with its legal counsel in mid-1999, the Board authorized the exploration of strategies for accomplishing this objective. After review of the legal, economic and procedural issues involved, management, in consultation with its legal counsel, determined that the Reverse Stock Split was appropriate and decided to recommend it to the Board.

        The Board concurred with management's recommendation that the Reverse Stock Split is the most efficient way to reduce the number of Company shareholders below 300. On December 21, 1999, the Board approved and adopted the Reverse Stock Split, and determined to submit it (specifically the amendment of the Company's Articles of Association to effect the Reverse Stock Split) to the Company's shareholders at the Annual Meeting.

BASIC TERMS OF THE REVERSE STOCK SPLIT

        Upon shareholder approval and the filing of the amendment of the Company's Articles of Association, the outstanding shares of Company common stock will be consolidated and converted from 3 million to 10,000. Accordingly, each 300 Existing Shares that are outstanding on the date of the filing of the amendment will be converted into one share of New Common Stock. After giving effect to the Reverse Stock Split, the Company expects that the number of shareholders of record will be reduced such that the Company's regulatory and reporting requirements under the 1934 Act could be terminated. Based on the Company's shareholder records, the Company believes that the Reverse Stock Split will reduce the number of Company shareholders to approximately 250. Following the Company's termination of its registration under the 1934 Act, the Company will no longer incur the expense of compliance with 1934 Act regulatory and reporting requirements. Corporate resources currently devoted to such compliance (estimated to be approximately $100,000 inclusive of management time, per year) can be allocated to other areas where they can be used more efficiently.

        Holders of Less Than 300 Existing Shares. Upon the effectiveness of the Reverse Stock Split, shareholders who are not entitled to receive a whole share of New Common Stock (all shareholders who own less than 300 Existing Shares on the effective date of the Reverse Stock Split) will cease to be shareholders or have any interest in the equity or future prospects of the Company. Such shareholders will receive cash in lieu of the fractional share of New Common Stock which they would otherwise receive, in an amount equal to $.25 (25 cents) per Existing Share.

Such shareholders will not participate in any increase or decrease in the value of the Company or the New Common Stock.

        Holders of 300 or More Existing Shares. Shareholders who own 300 or more Existing Shares will be entitled to receive one (1) share of New Common Stock for each 300 Existing Shares that they own on the effective date of the Reverse Stock Split. Except for the difference in the number of shares authorized and the number of shares owned by shareholders, the New Common Stock be identical, with respect to voting, dividend and other rights, to the former Existing Shares. However, because the Company intends to terminate its registration under the 1934 Act following the Reverse Stock Split, and thereafter will not file reports pursuant to the 1934 Act, and because of the number and composition of the Company's shareholders following the Reverse Stock Split, it is anticipated that there will not be a market for the New Common Stock.

EXCHANGE OF STOCK CERTIFICATES

        If the amendment to the Company's Articles of Association is approved by the Company's shareholders, the Board of Directors will cause Amended and Restated Articles of Association to be immediately filed with the Hawaii Department of Commerce and Consumer Affairs, and a notice of such filing ("Notice"), along with a Transmittal Letter, to be sent to all holders of Existing Shares.

        On the effective date of the Reverse Stock Split, each certificate representing an Existing Share will be deemed for all corporate purposes, and without any further action by any person, to evidence ownership of the reduced number of shares of New Common Stock and/or the right to receive cash for any fractional share interest. Each shareholder who holds fewer than 300 Existing Shares on the effective date of the Reverse Stock Split will cease to have any rights with respect to New Common Stock, and will have only the right to receive cash in lieu of the fractional share to which such holder would otherwise be entitled, as described in "Cash for Fractional Shares" below.

        If certificates for Existing Shares have been lost or destroyed, the Company may, in its sole discretion, accept in connection with the Reverse Stock Split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to the Company, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included in the Notice and Transmittal Letter sent to Company shareholders after the effectiveness of the Reverse Stock Split.

        THE NOTICE AND TRANSMITTAL LETTER WILL BE SENT BY THE COMPANY TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT. DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE NOTICE AND TRANSMITTAL LETTER.

        There will be no service charges or costs payable by Company shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares.
These costs will be borne by the Company.

CASH FOR FRACTIONAL SHARES

        The Company will not issue fractional shares of New Common Stock. Accordingly, if you own less than 300 Existing Shares, you will not receive a fractional share of New Common Stock, but will instead receive cash in lieu of such fractional interest. The amount of cash that you will receive will be equal to $.25 (25 cents) for each Existing Share that you own on the effective date of the Reverse Stock Split.

        If you own 300 or more Existing Shares, you will receive one share of New Common Stock for each 300 Existing Shares that you own on the effective date of the Reverse Stock Split, and you will receive cash in lieu of any resulting fractional share of New Common Stock, also at a price equal to $.25 (25 cents) per Existing Share represented.

CONDITIONS OF THE REVERSE STOCK SPLIT; REGULATORY APPROVALS

        Aside from shareholder approval of the amendment of the Company's Articles of Association (see "Required Vote; Indications of Voting Intentions of Ho Family Shareholders and Management") the Reverse Stock Split is not subject to any conditions or regulatory approvals. The Company is required to make certain filings with the SEC under the 1934 Act in connection with the Reverse Stock Split and this Proxy Statement. Such filings have been made.

EFFECT ON MARKET FOR SHARES

        Following the Reverse Stock Split, the Company intends to deregister its common stock under the 1934 Act. See "Termination of Exchange Act Registration" below. This and other factors will likely mean that the market for New Common Stock will be significantly more limited than the market for Existing Shares has historically been.

TERMINATION OF EXCHANGE ACT REGISTRATION

        The Existing Shares are currently registered under the 1934 Act. Such registration may be terminated upon application of the Company to the SEC if there are fewer than 300 record holders of the Company's outstanding shares. Upon the consummation of the Reverse Stock Split, the Company will have approximately 250 shareholders. The Company intends to make application for termination of registration of the shares of New Common Stock as promptly as possible after the effective date of the Reverse Stock Split.

        Termination of registration under the 1934 Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the 1934 Act, such as the short-swing profit provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholder meetings pursuant to Section 14(a), and the requirements of Rule 13E-3 under the 1934 Act regarding "going private" transactions, no longer applicable to the Company.

        The Company estimates that termination of registration of the New Common Stock under the 1934 Act will save the Company as much as approximately $100,000 per year in legal, accounting, printing, management time, and other expenses per year.

FEES AND EXPENSES; SOURCES OF FUNDS; PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED

        Fees and Expenses; Sources of Funds. The total amount of funds that will be required by the Company to fund the cash payments in lieu of fractional shares of New Common Stock pursuant to the Reverse Stock Split (the "Purchase Funds") is estimated to be approximately $23,250. This estimated total is based on the stock records of the Company as of June 30, 1999. Additionally the Company anticipates legal, financial advisory, accounting, printing, and other fees and expenses in relation to the transactions contemplated by the Reverse Stock Split (the "Transaction Expenses") of approximately $30,000. The Company has sufficient cash on hand to pay the Purchase Funds and Transaction Expenses.

        Persons and Assets Employed, Retained or Utilized. As described above, the Company will fund the Transaction Expenses with cash on hand. No other significant assets of the Company will be employed or utilized in connection with the Reverse Stock Split. As described in "THE ANNUAL MEETING - Voting, Solicitation and Revocation of Proxies," certain officers and employees of the Company may personally solicit proxies in connection with the Annual Meeting. Additionally, certain employees of the Company will be involved in coordinating the procedural aspects of the Reverse Stock Split, as the Company serves as the transfer agent for the Company. No officer or employee of the Company will be separately compensated for the solicitation of proxies or any other activity undertaken in connection with the solicitation of proxies or the consummation of the Reverse Stock Split generally. The Management Directors will not separately employ, retain or utilize any person, or any assets of the Company, in connection with the Reverse Stock Split.

INTERESTS OF CERTAIN PERSONS IN THE REVERSE STOCK SPLIT

        Company directors Messrs. Stuart T. K. Ho and Dean T. W. Ho are members of the Ho Family. As described above under "Reasons for the Reverse Stock Split," the purpose of the Reverse Stock Split is to reduce the number of Company shareholders in order to allow the Company to "go private" by deregistering under the 1934

Act. The elimination of small holdings of Existing Shares will further concentrate the equity ownership of the Company in the Ho Family. Members of the Ho Family, including directors named above, have a substantial interest, by virtue of being members of the Ho Family, in the implementation of the Reverse Stock Split.

RIGHTS OF DISSENTING SHAREHOLDERS

        Although Hawaii law does not require dissenters' rights in connection with a reverse stock split, the Company has voluntarily elected to provide shareholders the right to dissent from the Reverse Stock Split and obtain payment for their Existing Shares pursuant to Sections 415-80 and 415-81 of the Hawaii Business Corporation Act (the "Act"). A shareholder who wishes to dissent must file with the Company, prior to the vote on the Reverse Stock Split at the Annual Meeting, a written notice that the shareholder intends to demand to be paid fair compensation for his Existing Shares, and he or she must refrain from voting such shares in approval of the Reverse Stock Split. A shareholder who fails in either respect will have no right to payment for the Existing Shares under either Section 415-80 or Section 415-81 of the Act. Such notice should be sent to Capital Investment of Hawaii, Inc., Suite 1700, Makai Tower, 733 Bishop Street, Honolulu, Hawaii 96813; Attention: President

        A PROXY CARD DIRECTING A VOTE AGAINST THE AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION TO EFFECT THE REVERSE STOCK SPLIT, OR AN ABSTENTION FROM VOTING, IS INSUFFICIENT TO SATISFY THE REQUIREMENTS FOR THE WRITTEN NOTICE THAT IS REQUIRED UNDER SECTION 415-81 OF THE ACT.

        Sections 415-80 and 415-81 of the Act are reprinted in their entirety as APPENDIX B to this Proxy Statement. All references in Sections 415-80 and 415-81 of the Act and in this section to a "shareholder" are references to the record holder of Existing Shares. A person or persons having a beneficial interest in Existing Shares held of record in the name of another person or persons, such as a broker or nominee, and wishing to exercise dissenters' rights should act promptly to cause the shareholder of record to properly follow the steps summarized below and in a timely manner to perfect dissenters' rights concerning such Existing Shares.

        A SUMMARY OF IMPORTANT DETAILS CONCERNING THESE REQUIREMENTS IS SET FORTH BELOW; THE REQUIRED PROCEDURES SET FORTH IN SECTIONS 415-80 AND 415-81 OF THE ACT MUST BE FOLLOWED EXACTLY OR DISSENTERS' RIGHTS MAY BE LOST.

        The following discussion is not a complete statement of the law relating to dissenters' rights; it is qualified in its entirety by APPENDIX B. This discussion and APPENDIX B should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights, or who wishes to preserve the right to do so; failure to comply with the procedures set forth in Sections 415-80 and 415-81 of the Act will result in the loss of dissenters' rights. Shareholders should consult their own legal advisors.

        If the Reverse Stock Split is effectuated, those shareholders of the Company who elect to exercise their dissenters' rights and who properly and timely perfect such rights will be entitled to receive the fair value in cash of their Existing Shares. Such cash payment would be in lieu of the shares of New Common Stock and/or amount of the cash they would otherwise receive upon the effectiveness of the Reverse Stock Split. Pursuant to Section 415-81 of the Act, "fair value" means the value of the Existing Shares immediately before the effectuation of the Reverse Stock Split, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless such exclusion would be inequitable.

        If the Company's shareholders approve the Reverse Stock Split by the required vote, then the Company must mail to those shareholders who submitted a written notice of intention to demand dissenters' rights and who refrained from voting their Existing Shares to approve of the Reverse Stock Split, a notice that the required shareholder approval of the Reverse Stock Split was obtained (the "Notice of Approval"). The Notice of Approval must: (i) state where and when a demand for payment must be sent and certificates of certificated shares must be deposited to obtain payment; (ii) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received; (iii) supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (iv) be accompanied by a copy of Sections 415-80 and 415-81 of the Act. The time set for the demand and deposit must not be less than 30 days from the Company's mailing of the Notice of Approval.

        A shareholder who fails to demand payment and deposit his or her shares in the time and in the manner set forth in the Notice of Approval, will have no right as a dissenter to receive the fair value of his or her Existing Shares. The dissenter will retain all other rights of a shareholder until those rights are modified by effectuation of the Reverse Stock Split.

        Immediately upon effectuating the Reverse Stock Split, or upon receipt of timely demand for payment if the Reverse Stock Split already has been effectuated, the Company must remit to dissenters who have properly made their demand and deposited their stock certificates, the amount that the Company estimates to be the fair value of the Existing Shares, with interest if any has accrued. The Company's Board has determined that the fair value of the Existing Shares to be $.25 (25 cents) per share, which is the same price to be paid for fractional shares after the Reverse Stock Split. See "Basic Terms of the Reverse Stock Split".

        The payment from the Company must be accompanied by: (i) the Company's balance sheet and statement of income for the fiscal year ending as of July 31, 1999, together with the Company's latest interim financial statements; (ii) a statement of the Company's estimate of the fair value of the Existing Shares; and (iii) a statement of the dissenter's right to demand supplemental payment for Existing Shares, with a copy of Sections 415-80 and 415-80 of the Act.

        If, within 60 days after the date set for demanding payment and depositing certificates as set forth in the Notice of Approval, the Company has not effectuated the Reverse Stock Split and remitted payment to dissenting shareholders, then the Company must return any stock certificates that have been deposited.

        If the Company fails to remit payment as set forth above or if the dissenter believes that the amount remitted is less than the fair value, or that the interest is incorrectly determined, then the dissenter may send to the Company his or her own estimate of the value of the Existing Shares or of the interest, and demand payment of the deficiency (the "Deficiency Notice"). If the dissenter does not file the Deficiency Notice with the Company within 30 days after the Company's mailing of the remittance to the dissenter, then the dissenter will be entitled to no more than the amount already remitted.

        Within 60 days of receiving a Deficiency Notice from a dissenter in accordance with the terms of Sections 415-80 and 415-81 of the Act, if any such demands for payment remain unsettled, the Company must file an action in an appropriate court of competent jurisdiction in the County of Honolulu, Hawaii, requesting that the court determine the fair value of the Existing Shares and interest. All dissenters who have complied fully with Sections 415-80 and 415-81 of the Act, wherever residing, whose demands have not been settled must be made parties to that proceeding. The court may appoint one or more persons as appraisers, to receive evidence and recommend a decision on the question of fair value. All dissenters made parties will be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount the Company previously remitted, with interest. If the Company fails to file suit in the time frame specified above, then the Company must pay each dissenter the amount he or she demanded in his or her Deficiency Notice.

        The costs and expenses of any proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, will be determined by the court and assessed against the Company; however, the court may apportion and assess any part of the costs and expenses as it deems equitable, against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems equitable against the Company and for any or all dissenters, if the Company failed to comply substantially with the requirements of Section 415-81 of the Act. The court may assess fees and costs against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith concerning the rights provided by Sections 415-80 and 415-81 of the Act.

        If the shareholder votes for the Reverse Stock Split (either in person or by proxy), or if the Company does not timely receive such shareholder's written demand and deposit of shares or if the shareholder otherwise fails to comply in a timely manner with the procedures of Sections 415-80 and 415-81 of the Act, then such shareholder will be bound by the terms of the Reverse Stock Split, and he or she will lose the right as a dissenter to receive the fair value of his or her Existing Shares in cash. Any shares that lose their status as dissenting Existing Shares will be, or be deemed to have been, converted into the right to receive pursuant to the Reverse Stock Split: (i) one share of New Common Stock for every 300 Existing Stock Shares, and (ii) cash in lieu of fractional shares. See "Basic Terms of the Reverse Stock Split" and "Cash for Fractional Shares."

REQUIRED VOTE; INDICATIONS OF VOTING INTENT BY HO FAMILY SHAREHOLDERS AND MANAGEMENT

        The affirmative vote of at least 66 2/3% of all Existing Shares outstanding on the record date is required to approve the amendment of the Company's Articles of Association to effect the Reverse Stock Split. To the extent known to the Company after reasonable inquiry, the officers, directors and affiliates of the Company (including all members of the Ho Family) intend to vote in favor of the amendment of the Company's Articles of Association. Such shareholders beneficially own approximately 49.22% of the outstanding Existing Shares. Approval of the amendment of the Company's Articles of Association has not been structured so that approval by at least of a majority of unaffiliated shareholders is required.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors has unanimously concluded that the Reverse Stock Split is fair to, and in the best interests of, the shareholders of the Company. See "SPECIAL FACTORS Fairness of the Reverse Stock Split" for a description of the factors considered by the Board of Directors in reaching this conclusion. The Board of Directors recommends that you vote "FOR" the proposal to amend the Company's Articles of Association, effecting the Reverse Stock Split.

                         MARKET AND DIVIDEND INFORMATION

MARKET INFORMATION

        The Company's Existing Shares consist of common stock without par value. COMPLETION OF THE REVERSE STOCK SPLIT IS EXPECTED TO RESULT IN THE DEREGISTRATION OF THE NEW COMMON STOCK UNDER THE 1934 ACT.

        The Company's Existing Shares are not actively traded and are not listed on any exchange. However, based upon quotations obtained from Abel-Behnke Corporation, the high and low bids for the Company's common stock during the fiscal year ending July 31, 1999 ranged between $.1875 and $.50, and during the fiscal year ending July 31, 1998, from $.50 to $.50. The Company's book value per share at July 31, 1999 and July 31, 1998 was $<2.43> and $<1.38>,
respectively. Neither the book value nor its trading price may be indicative of the value of the Company's common stock. During the first quarter of the 2000 fiscal year, the bid price of the Company's common stock ranged from $.1875 and $.25.

NUMBER OF EQUITY HOLDERS

        As of October 31, 1999, there were approximately 566 common shareholders of record, not including shares held in "street name". The Company serves as its own transfer agent.

DIVIDENDS

        The Company has never paid dividends.

            FINANCIAL INFORMATION/RATIO OF EARNINGS TO FIXED CHARGES

                       Capital Investment of Hawaii, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                       Years ended July 31, 1999 and 1998

                                                        1999              1998
                                                     -----------       -----------
FIXED CHARGES:
Total interest charges                               $   536,522       $   907,203

Interest component of rentals                             37,262            52,953
                                                     -----------       -----------

        TOTAL FIXED CHARGES                          $   573,784       $   960,156
                                                     ===========       ===========

EARNINGS:
Pretax income (loss) from continuing operations      $(1,325,158)      $  (907,203)
Fixed charges, as shown                                  573,784           960,156
                                                     -----------       -----------

EARNINGS (LOSS) AVAILABLE FOR FIXED CHARGES          $  (751,374)      $    52,953
                                                     ===========       ===========

RATIOS OF EARNINGS TO FIXED CHARGES                  $     (1.31)             0.06
                                                     ===========       ===========


                     PRINCIPAL HOLDERS OF VOTING SECURITIES

        The stockholders known to be the beneficial owners of more than 5% of the outstanding voting stock (common stock, no par value) of Capital Investment of Hawaii, Inc., are as follows:

                                                        Amount and
                                                        nature of
                                                        beneficial           Percent
        Name and address of beneficial owner            ownership            of class
        ------------------------------------            ---------            --------
        Stuart T. K. Ho, Dean T.W. Ho and
        Karen Ho Hong, Trustees of the
        Chinn Ho Trust                                 168,650               16.3%
           733 Bishop Street, Suite 1700
           Honolulu, Hawaii 96813

        Stuart T. K. Ho                                252,536 (1)           24.5%
           733 Bishop Street, Suite 1700
           Honolulu, Hawaii 96813

        Dean T. W. Ho                                  225,850 (2)           21.9%
           733 Bishop Street, Suite 1700
           Honolulu, Hawaii 96813

        Karen Ho Hong                                  212,425 (3)           20.6%
           4976 Poola Street
           Honolulu, Hawaii 96821

        Robin Ho Lee                                    77,250                7.5%
           977 Longridge Road
           Oakland, California 94610

(1)     Includes:   (a)   sole voting and investment power, 22,813 shares.
                    (b)   shared voting and investment power for 168,650 shares
                          owned by the Chinn Ho Trust, of which Stuart Ho is one of three trustees, and 29,500 shares owned by the Chinn Ho Foundation, of which Stuart Ho is one of four trustees.
                    (c)   10,850 shares owned by Mary L. Ho, spouse, who has
                          sole voting and investment power.
                    (d)   20,723 shares held in IRA account.

(2)     Includes:   (a)   sole voting and investment power, 27,700 shares.

                    (b) shared voting and investment power for 168,650 shares owned by the Chinn Ho Trust, of which Dean Ho is one of three trustees, and 29,500 shares owned by the Chinn Ho Foundation, of which Dean Ho is one of four trustees.

(3)     Includes:   (a)   sole voting and investment power, 38,775 shares.
                    (b)   shared voting and investment power for 168,650 shares
                          owned by the Chinn Ho Trust, of which Karen Ho Hong is one of three trustees.
                    (c)   shared voting and investment power for 5,000 shares
                          owned by Karen Ho Hong and Stanley Hong, as Trustees for David Hong.


                              ELECTION OF DIRECTORS

        At the Annual Meeting, five directors of the Company (the entire Board of Directors) are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors shall be duly elected and qualified. Each of the nominees for director, identified below, is currently a director of the Company. If any of the nominees should be unavailable to serve, other persons shall be designated by the present Board of Directors to serve. In the election of directors, each stockholder shall have the right to vote the number of shares owned by him or her for as many as persons as there are directors to be elected. The five nominees receiving the highest number of votes at the Annual Meeting will be elected.

        Certain information with respect to each nominee is set forth below:

STUART T. K. HO, 64, has been a director of the Company since 1971, Chairman of the Board since 1982, President from 1975 to 1982, Vice President and Secretary from 1966 to 1975. He is also director of Pacific Century Financial Corporation, College Retirement Equities Fund, Gannett Co., Inc. and Aloha Airgroup, Inc.

DEAN T. W. HO, 61, has been a director since 1981, Vice Chairman since 1988 and
        Secretary since 1991, President from 1982 to 1987, Executive Vice President from 1975 to 1982, and Vice President from 1965 to 1975.

DONALD M. WONG, 81, has been a director since 1974, Senior Vice President since
        1990, Financial Vice President from 1965 to 1990 and Treasurer since
        1965.

PEDRO ADA, 69, has been a director since 1971. Mr. Ada is President of Ada's
        Incorporated, a real estate, insurance agency and investment company in Guam and a director of Bank of Guam.

C. B. SUNG, 74, has been a director since 1985. Mr. Sung is Chairman of Unison International and President and Chief Executive Officer of Unison Pacific Corp., a private investment company.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the number of shares of common stock of the Company reported to the Company as of July 31, 1999, to be beneficially owned by each nominee for director, each continuing director, the chief executive officer, and other executive officers, and all of such persons as a group.

                                                         Beneficial Ownership
                                                         --------------------
                                                                          Percentage of
                                                   No. of Shares              Class
                                                   -------------          -------------
        Stuart T. K. Ho                                252,536(1)             24.5%
           733 Bishop Street, Suite 1700
           Honolulu, Hawaii 96813

        Dean T. W. Ho                                  225,850(1)             21.9%
           733 Bishop Street, Suite 1700

           Honolulu, Hawaii 96813

        Donald M. Wong                                  39,750                3.8%
           4440 Malia Street
           Honolulu, Hawaii 96821

        Pedro Ada                                        5,444                 .5%
           P. O. Box AP
           Agana, Guam 96932

        C. B. Sung                                       5,000                 .5%
           651 Gateway Boulevard, Suite 880
           South San Francisco, California 94080

        All Directors and Officers of the Company
           (9 Persons)                                 336,132               32.5%


(1) Includes (a) 168,650 shares owned by the Chinn Ho Trust as to which two executive officers of the Registrant are Trustees. The trust agreement is effective until two years after the death of Mrs. Chinn Ho or at such time as the personal representative of Mrs. Ho's estate is discharged and appropriately released, whichever occurs later, not to exceed 21 years after the death of the last survivor of Chinn Ho, Mrs. Ho and the children of Chinn Ho; and (b) 29,500 shares owned by the Chinn Ho Foundation qualified under Section 501(c)(3) of the Internal Revenue Service Code, as to which four executive officers of the Registrant are Trustees.

(2) Includes (a) Shared voting and investment power for 10,250 owned by Donald M. Wong and Eugenia C. Wong; and (b) 29,500 shares owned by the Chinn Ho Foundation, of which Donald Wong is one of four trustees.

COMPENSATION OF DIRECTORS

        The Company's directors are paid a fee of $400 for each director's meeting attended for the fiscal year ended July 31, 1999. Directors who are not employees of the Company also receive $500 quarterly and are reimbursed expenses incurred in attending meetings of the board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

        There are no standing audit, nominating, compensation or other similar committees of the Company's Board of Directors.

        The Company's Board of Directors held four meetings during the fiscal year ended July 31, 1999, which were attended by all of the directors.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

        With respect to the election of directors, each shareholder will have one vote for each Existing Share held, except that cumulative voting may be required in the election of directors. Hawaii law requires use of cumulative voting in the election of directors if, not less than 48 hours prior to the time fixed for the Annual Meeting, any shareholder delivers a request therefor to an office of the Company. Under cumulative voting, each shareholder present in person or by proxy may cast a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. The shareholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more as the shareholder see fit. The nominees receiving the highest number of votes on the foregoing basis, up to the total number to be elected, will be the successful nominees. If cumulative voting is requested, the holders of management proxies will vote the proxies received by them cumulatively in such manner as is determined by them at that time.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following information regarding executive compensation is provided consistent with the SEC's disclosure requirements. These requirements are intended to provide shareholders with a clear and concise view of the compensation paid to executive officers and directors, and an understanding of the directors' reasoning in making compensation decisions.

SUMMARY COMPENSATION TABLE

                                                                                            Long-Term Compensation
                                                                                            ----------------------
                                                   Annual Compensation                Awards                     Payouts
                                                   -------------------                ------                     -------
         (a)            (b)           (c)           (d)           (e)           (f)           (g)           (h)           (i)
                                                                 Other                                                    All
                                                                Annual       Restricted     Security                     Other
                                                                Compen-        Stock       Underlying      LTIP         Compen-
      Name and                      Salary         Bonus        sation        Award(s)      Options/      Payouts       sation
 Principal position     Year          ($)           ($)           ($)           ($)         SARs(#)         ($)            ($)
 ------------------   -------       -------       -------       -------      ----------    ----------     -------       -------
STUART T.K. HO           1999       121,016            --            --            --            --            --            --
 Chairman of the         1998       127,008            --            --            --            --            --            --
 Board and               1997       127,424            --            --            --            --            --            --
 President

                        SECURITY OWNERSHIP OF MANAGEMENT

        The Company has no executive officers who are not also directors and nominees for directors.

                          TRANSACTIONS IN COMMON STOCK

PUBLIC OFFERINGS IN PAST THREE YEARS

        The Company has not made an underwritten public offering of its common stock during the past three years that was registered under the Securities Act of 1933, or exempt from such registration under Regulation A promulgated under such Act.

PURCHASES BY COMPANY, OFFICERS, DIRECTORS OR AFFILIATES IN PAST SIXTY DAYS

        No Company executive officer, director or affiliate has purchased Company Common Stock in the past two years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company entered into loan participation agreements during 1999 and 1998, which provided that the Company sell, without recourse, to participants, an undivided participating interest in the loans to Touchstone Development of Utah, LLC, Hearthstone Homes, Inc., Martin Development, Inc., and Hearthstone Homebuilders, Inc. There were no outstanding amounts due to participants on the loan agreements with Touchstone Development of Utah, LLC and Hearthstone Homes, Inc., at July 31, 1999. Included in the total participants' share of the loan commitment to Martin Development, Inc., amounting to $351,824 at July 31, 1999, was $58,608 from a director of the Company and $234,608 from an officer of the Company. Included in the total participants' share of loan commitment to Hearthstone Homebuilders, Inc., amounting to $449,049 at July 31, 1999, was $149,684 from a director of the Company. Included in the total participants' share of the loan commitment to Touchstone

Development of Utah, LLC, amounting to $391,538 at July 31, 1998, was $78,307 borrowed from a director of the Company and $39,154 borrowed from an officer of the Company. The participants' share of the loan commitment to Hearthstone Homes, Inc., amounting to $119,804 at July 31, 1998 was from an officer of a subsidiary of the Company.

                   COMPLIANCE WITH SECTION 16(a) REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company's common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company's securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

        Based solely upon the Company's review of the copies of the filings which it received with respect to the fiscal year ended July 31, 1999, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The firm of KPMG LLP performed the audit of the consolidated financial statements for the Company for the year ended July 31, 1999. The Board of Directors has recommended that the shareholders qualify the appointment of KPMG LLP as independent auditors of the Company for the current year. Representatives of KPMG LLP will be present at the Annual Meeting. They will be given the opportunity to present a statement, if they so desire, and will be available to respond to appropriate questions.

        There were no changes in accountants nor disagreements on accounting or financial disclosure matters for the years ended July 31, 1999 and 1998.

                              SHAREHOLDER PROPOSALS

        The 2001 Annual Meeting of Shareholders will be held on or about January 15, 2001. Therefore, in the event the Company solicits proxies and remains subject to the SEC's proxy rules, proposals of shareholders intended to be presented at the 2001 Annual Meeting must be received by the Secretary of the Board of Directors before August 1, 2000 for inclusion in the 2001 Proxy Statement and form of Proxy. All notices of proposals should be directed to the Secretary of the Board of Directors, Capital Investment of Hawaii, Inc., Suite 1700, Makai Tower, 733 Bishop Street, Honolulu, Hawaii 96813.

                       WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

        The Company has filed a Schedule 13E-3 with the SEC in connection with the proposed going-private transaction. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits, and other filings made with the SEC as described above, may be inspected or obtained by contacting the SEC as described above.

                      INFORMATION INCORPORATED BY REFERENCE

        The consolidated financial statements of the Company and the report of its independent accountants thereon, together with supplementary financial data, management's discussion and analysis and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk, are included in the

Company's Annual Report to Shareholders for the fiscal year ended July 31, 1999 and are incorporated by reference in this Proxy Statement. A copy of such Annual Report to Shareholders is enclosed.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE WITHOUT CHARGE TO EACH SHAREHOLDER UPON REQUEST TO:

         Donald M. Wong, Vice President
         Capital Investment of Hawaii, Inc.
         Suite 1700, Makai Tower
         733 Bishop Street
         Honolulu, Hawaii 96813
         Phone: (808) 537-3981

                                 OTHER BUSINESS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

                                        By Order of the Board of Directors


                                        Dean T. W. Ho
                                        Secretary
Honolulu, Hawaii
_______________, 1999

Appendix A -   Capital Investment of Hawaii, Inc.; Calculation of Net
               After-Tax Asset Value in Liquidation; Pro Forma Balance Sheet as
               of December 1, 1999.
Appendix B -   Hawaii Dissenters' Rights Statute
Appendix C -   Proposed Amendment to Company's Articles of Association
Appendix D -   Form of Proxy

                                                                      APPENDIX A


              CAPITAL INVESTMENT OF HAWAII, INC; CALCULATION OF NET
                 AFTER-TAX ASSET VALUE IN LIQUIDATION; PRO FORM
                      BALANCE SHEET AS OF DECEMBER 1, 1999


                                                                                    ASSETS AT
                                                                                     CURRENT
                                                                                      VALUE              NOTE
                                                                                    ---------            ----
ASSETS
  Cash                                                                             $   597,000            (1)
  Accounts and notes receivable
    GO Pacific (sale of Bakery Europa)                          $    66,000
    Other receivables                                                67,000
                                                                                       133,000
  Net realizable value of developed real estate
    3 apartments, Ilikai Apartment Bldg                         $   825,000
    2 apartments, Ilikai Marina Apt. Bldg                           390,000
    5 apartments, Makaha Valley Towers                              410,000
    Land and warehouses, Puuhale Rd.,                               808,000
                                                                -----------
                                                                $ 2,433,000
      Less 10% sales expense                                        243,000
                                                                -----------
                                                                                     2,190,000            (2)
  Undeveloped land
    8 lots, Ivins, UT, net of deed of trust                          92,000
    Parcels at Waianae and Makaha, HI                               400,000
                                                                -----------
                                                                                       492,000            (3)
  Investments
    AEA: Dal-Tile International                                                        755,000            (4)
    AEA: Other investments                                                              27,000
    Investment in general insurance agency                                             336,000            (5)
    Loans to Nevada home builders                                                      487,000            (6)

  Office premises                                                                       32,000
  Deferred charges                                                                      11,000
                                                                                   -----------
  Total Assets                                                                     $ 5,060,000

LIABILITIES
  Debentures and term notes                                                        $ 2,428,000
  Secured note to a bank                                                               627,000
  Other secured notes                                                                1,715,000
  Accounts payable                                                                     161,000
                                                                                   -----------
  Total Liabilities                                                                $ 4,931,000

STOCKHOLDERS' EQUITY/NET ASSET VALUE                                               $   129,000
  For 1,032,692 shares issued and outstanding, per share                           $      0.03

INDICATED VALUE PER SHARE BY LIQUIDATION
(NET CURRENT ASSET) APPROACH (MODIFIED)                                            $      0.03

                               NOTES TO APPENDIX A

All values set forth on Appendix A are after-tax estimated values. The Company has sufficient net operating loss carry-forward to apply to all gains from sales assumed by Appendix A.

1. Cash balance after the closing of the sale by the Company on November 30, 1999, of the Company's apartment management business located at the Ilikai Apartment Building, Waikiki, Honolulu, Hawaii.

2.  The calculation of the value of developed real estate is as follows:

                                                                          Market
         Property: Ilikai and Ilikai Marina, Waikiki                       Value
             Ilikai Unit 309 (2-BR, city view)                        $  275,000
             Ilikai Unit 409 (2-BR, city view)                           275,000
             Ilikai Unit 325 (2-BR, city view)                           275,000
             Ilikai Marina Unit 480 (1-BR, ocean view)                   230,000
             Ilikai Marina Unit 1599 (1-BR, city view)                   160,000
                                                                      ----------
             Subtotal                                                 $1,215,000

        The five apartments described above, all located on Ala Moana Blvd. in Waikiki, were appraised in August 1995 at $1,940,000 by Hastings Conboy Braig & Associates, Ltd., real estate appraisers.

        Currently, other Ilikai units with the same floor plans and views (Units 525, 509 and 1509) are currently respectively offered at $330,000, $338,000 and $349,000. Ilikai unit 726, same floor plan but facing the Hilton Hawaiian Village Hotel and its lagoon, sold in August 1999 for $338,000.

        At the Ilikai Marina, four units with floor plans and views identical with Unit 480 are currently listed at between $220,000 and $325,000. Sales at the Ilikai Marina have been slow, but recently increased, mirroring the widely-reported improvement in condominium unit sales on Oahu. Recent sales have been of units with different (smaller) floor plans.

                                                                          Market
         Property: Makaha Valley Towers, Makaha                            Value
             Unit 202, 2-BR                                             $125,000
             Unit 203, 2-BR                                              125,000
             Unit 325, 1-BR                                               60,000
             Unit 719, 1-BR                                               60,000
             Unit 717, Studio                                             40,000
                                                                        --------
             Subtotal                                                   $410,000

        The five apartments described above, all located within the Makaha Valley Towers, a 586-unit condominium project at Makaha, Oahu, Hawaii, were appraised in August 1995 at $776,000, by Hastings Conboy Braig
        & Associates, real estate appraisers.

        Sales at this project have been slow. Asking prices for 2-bedroom units range between $128,900 and $140,000, at the $65,000 level for 1-bedroom units and at $45,000 for studios. The Company declined an offer to buy Unit 719 for $58,000.

        Land and warehouses at 251 Puuhale Street (TMK 1-2-08:94 & 95) are comprised of 9,737 square feet of land and 8,889 square feet of floor area within two buildings. The buildings were built in 1986. Annual rent from two tenants, net of taxes, is $64,680 suggesting a value, capitalized at 8%, of $808,500. The Company purchased this property in 1992 for $1,376,000.

3. Undeveloped land at Ivins, UT, is comprised of 8 lots in the "Red Rock Canyon" tract with a net value of $17,000 per lot, or an aggregate value of $136,000. These lots were conveyed to the Company by a deed in lieu of foreclosure, subject to a prior deed of trust in favor of U.S. Bank in the amount of $44,000. Hence, the net value to the Company is $92,000.

        Undeveloped land at Waianae and Makaha, Hawaii, includes streets, segments of abandoned railroad right of way, abandoned pump sites and a few unsold remnants from the piecemeal sale of Makaha and Waianae Valley. Parcel TMK 8-4-2-59, or Lot 1249-A (shown on Map 218, filed with Land Court Application 1052), area 2.823 acres, abuts Farrington Highway and a public park where both government-owned parcels join the Makaha surfing beach. Lot 1249-A also abuts the entire length of a 2 acre parcel owned by AT&T which serves as the site for a strategically important telecommunications junction facility. The facility is the juncture for a number of undersea telecommunications cables inter-connecting North America with Hawaii, Guam and Asia and as such it is therefore a key installation in AT&T's worldwide network. AT&T owns an easement to lay and maintain the cables over and beneath Lot 1249-A, and is currently enlarging the facility to accommodate more cables. Lot 1249-A was appraised by Hastings Conboy Braig & Associates in July 1995 to have a value of $430,000, with this comment: "If there were an active market environment, this property could sell at a price of $3.50 per square foot, or a total of $430,000." The "market environment" has not improved since July 1995, but the growing importance of the abutting lot owned by AT&T and the interest of the City & County of Honolulu and State of Hawaii in realigning Farrington Highway to control the erosion of Makaha Beach, an important and politically-sensitive public asset, indicates that Lot 1249-A has a current value of $3.25 per square foot, or a total value of $399,652.

        No value is assigned to the following real property at Makaha, Hawaii:

               The Company's reversionary interest in Lot 1585, area 368,285 square feet (8.45 acres), as shown on Map 187, filed with Land Court Application 1052 (amended) of Waianae Company. This reservoir lot is owned by the Board of Water Supply and is entirely within the Maunaolu residential subdivision. Title to the lot reverts to the Company in the event the Board ceases to use the property for water reservoir purposes. The Board collects non-potable surface water in this reservoir and uses it solely for the purpose of irrigating two golf courses in Makaha Valley. The lot is zoned for "Country" residential use.

4. The Company owns shares in a limited liability company called DTI Investors LLC organized by AEA to hold approximately 55 percent of the outstanding common stock of Dal-Tile International, Inc. Dal-Tile is publicly traded and is the largest manufacturer and marketer of ceramic tile in the U.S. According to Dal-Tile's annual report issued in March 1999, the company "has roughly three times the sales of its nearest rival." The Company's shares of DTI stock entitle the Company to own 79,498 shares of Dal-Tile which, at a recent price of 9-1/2, has a market value of approximately $755,000. However, the Company is a party to an agreement among other AEA investors and AEA agreeing to "lock-up" the stock until December 31, 2001, unless the "lock-up" is sooner terminated. AEA has long been in the business of acquiring private companies, improving their financial performance, and then selling their shares to the public through initial public offerings. Dal-Tile's stock is listed on the New York Stock Exchange (ticker symbol:
    DTL) and went-public in late 1996 at $14 per share. The stock's price rose in trading to as high as $20 per share. However, Dal-Tile's inability to successfully integrate a large, new acquisition caused its financial performance and stock price to sharply decline. As a result, a new chief executive officer was appointed to head Dal-Tile in July 1997. This is an abstract of the Dal-Tile's financial performance since Dal-Tile's new CEO, Jacques Sardas, was appointed:

                                                      Adjusted
                                     Earnings         Earnings       Net Sales
         Period                     Per Share        Per Share     ($ Million)
         3Q, FYE Jan. 1, 2000            0.43             0.28            $219
         3Q, FYE Jan. 1, 1999            0.18             0.13            $194
         3Q, FYE Jan. 2, 1998           -1.51                             $178

        Since current earnings of Dal-Tile are beneficially affected by net loss carry forward, earnings are adjusted to show the pro forma effect of net income taxes at an effective rate of 38.5%. At a price of 9-1/2, Dal-Tile has a value equal to a multiple of 8 times the last four quarters of earnings and 8 times the annualized third quarter adjusted earnings per share.

5. The value of the 1,668 shares, or 9.77 percent of the 17,056 shares of common stock of the general insurance agency outstanding, was calculated by multiplying the revenues of the agency for the fiscal year ended May 31, 1999, by a (industry standard) multiple of 1.3 times revenues. Revenues of this privately-owned company for the fiscal year ended May 31, 1999 were $2,641,910, compared with $2,894,368 for the same year-earlier period. Revenues for the first quarter of the fiscal year to end May 31, 2000 were $949,506, compared with revenues of $825,330 for the same year-earlier quarter. Applying the 1.3 multiple to $2,641,910 suggests a value of $3,434,000 for the insurance agency, and therefore, indicates a value of $336,000 for the Company's stock. An officer of the Company is a director of the insurance agency.

6. The Company owns, as of October 31, 1999, the following interests in loans made to home builders in Nevada and Utah, all of which are performing loans in good standing:

                                                                       Principal
         Builder                    Project                              Balance
         Hearthstone Homebuilders   Craig Estates II, Las Vegas, NV     $ 76,538
         Hearthstone Construction   Sweet Dreams, Las Vegas, NV           39,830
         Martin Development Co.     Copper Bluffs, Mesquite, NV          371,128
                                                                        --------
                                                                        $487,496

                                                                      APPENDIX B


                         HAWAII BUSINESS CORPORATION ACT

                         HAWAII REVISED STATUTES CH. 415


SECTION 415-80. RIGHT OF SHAREHOLDERS TO DISSENT.

        (a) Any shareholder of a corporation shall have the right to dissent from, and to obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

               (1) Any plan of merger or consolidation to which the corporation is a party, except as provided in subsection (c);

               (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

               (3) Any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

               (4) Any amendment of the Articles of Association which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

                      (A) Alters or abolishes a preferential right of the shares;

                      (B) Creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

                      (D) Excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate the holder's votes, except as the right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

               (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the Articles of Association, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

        (b) (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in the record holder's name only if the record holder dissents with respect to all the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf the record holder dissents. In that event, the record holder's rights shall be determined as if the shares as to which the record holder has dissented and the record holder's other shares were registered in the names of different shareholders.

               (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on the beneficial owner's behalf, and shall be treated as a dissenting shareholder under the terms of this section and section 415-31 if the beneficial owner submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

        (c) The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of the corporation is not necessary to authorize the merger.

        (d) A shareholder of a corporation who has a right under this section to obtain payment for the shareholder's shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to the shareholder's right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

SECTION 415-81. RIGHTS OF DISSENTING SHAREHOLDERS.

        (a)    As used in this section:

"Dissenter" means a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under section 415-80, and who has performed every act required up to the time involved for the assertion of such rights.

"Corporation" means the issuer of the shares held by the dissenter before the corporate action, or the successor by merger or consolidation of that issuer.

"Fair value" of shares means their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under all of the circumstances.

        (b) If a proposed corporate action which would give rise to dissenters' rights under section 415-80(a) is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section, and shall be accompanied by a copy of sections 415-80 and 415-81 of this chapter.

        (c) If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for the shareholder's shares must file with the corporation, prior to the vote, a written notice of intention to demand that the shareholder be paid fair compensation for the shareholder's shares if the proposed action is effectuated and shall refrain from voting the shareholder's shares in approval of the action. A shareholder who fails in either respect shall acquire no right to payment for the shareholder's shares under this section or section 415-80.

        (d) If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who gave due notice of intention to demand payment and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall: (1) state where and when a demand for payment must be sent and certificates of certificated shares must be deposited in order to obtain payment; (2) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received; (3) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (4) be accompanied by a copy of sections 415-80 and 415-81 of this chapter. The time set for the demand and deposit shall not be less than thirty days from the mailing of the notice.

        (e) A shareholder who fails to demand payment, or fails (in the case of certified shares) to deposit certificates, as required by a notice pursuant to subsection (d) shall have no right under this section or section 415-80 to receive payment for the shareholder's shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of subsection (f). The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

        (f) (1) Within sixty days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to paragraph (3), it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

               (2) When uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of subsection
(d), with like effect.

               (3) Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

                      (A) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;

                      (B) A statement of the corporation's estimate of fair value of the shares; and

                      (C) A notice of the dissenter's right to demand supplemental payment, accompanied by a copy of sections 415-80 and 415-81 of this chapter.

        (g)    (1) If the corporation fails to remit as required by subsection
(f), or if the dissenter believes that the amount remitted is less than the fair value of the dissenter's shares, or that the interest is not correctly determined, the dissenter may send the corporation the dissenter's own estimate of the value of the shares or of the interest, and demand payment of the deficiency.

               (2) If the dissenter does not file such an estimate within thirty days after the corporation's mailing of its remittance, the dissenter shall be entitled to no more than the amount remitted.

        (h) (1) Not more than sixty days after receiving a demand for payment pursuant to subsection (g), if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

               (2) An appropriate court shall be a court of competent jurisdiction in the county of this State where the principal office of the corporation is located. If, in the case of a merger or consolidation or share exchange, the corporation is a foreign corporation without a registered office in this State, the petition shall be filed in the county where the principal office of the domestic corporation was last located.

               (3) All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each dissenter; if a dissenter is a nonresident, the copy may be served on the dissenter by registered or certified mail or by publication as provided by law.

               (4) The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

               (5) All dissenters who are made parties shall be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted, with interest.

               (6) If the corporation fails to file a petition as provided in paragraph (1) of this subsection, each dissenter who made a demand and who has not already settled the dissenter's claim against the corporation shall be paid by the corporation the amount demanded by the dissenter, with interest, and may sue therefor in an appropriate court.

        (i)    (1) The costs and expenses of any proceeding under subsection
(h), including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith.

               (2) Fees and expenses of counsel and of experts for the respective parties may be assessed as the court may deem equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section and section 415-80.

               (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and should not be assessed against the corporation, it may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        (j) (1) Notwithstanding the foregoing provisions of this section, the corporation may elect to withhold the remittance required by subsection (f) from any dissenter with respect to shares of which the dissenter (or the person on whose behalf the dissenter acts) was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used (explaining the basis thereof), and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

               (2) If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, the dissenter may within thirty days after the date of mailing of the corporation's offer, mail to the corporation the dissenter's own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, the dissenter shall be entitled to no more than the corporation's offer.

               (3) If the dissenter makes a demand as provided in paragraph (2), the provisions of subsections (h) and (i) shall apply to further proceedings on the dissenter's demand.

                                                                      APPENDIX C

                               PROPOSED AMENDMENT
                                       TO
                       CAPITAL INVESTMENT OF HAWAII, INC.
                             ARTICLES OF ASSOCIATION



        ARTICLE V of the Articles of Association is amended by deleting Section
(1) thereto and substituting the following provision in lieu thereof:

        (1) (a) The authorized capital stock of the corporation shall consist of 10,000 shares of common stock, without part value.

               (b) No fractional shares of common stock of the corporation shall be issued.

               (c) No shareholder of the corporation shall transfer any fractional shares of common stock of the corporation, and the corporation shall not recognize on its stock record books any purported transfer of any fractional share of common stock of the corporation.

               (d) Upon the filing of this amendment with the director of the Department of Commerce and Consumer Affairs of the State of Hawaii, each share of common stock, without par value, of the corporation issued and outstanding or held by the corporation as treasury shares at such time shall, by virtue of this amendment to the corporation's articles of association, be changed into one three-hundredth (1/300th) of one share of fully paid and nonassessable common stock of the corporation.

               (e) In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected by paragraph (d) of this Section (1), the corporation shall pay to any shareholder that would otherwise received fractional shares, other than the corporation with respect to treasury shares, an amount in cash equal to $0.25 (25 cents) for each one three-hundredth (1/300th) of a share of common stock constituting such fractional shares.

               (f) Following the effectiveness of this amendment, certificates for the shares of common stock to be outstanding after the reverse stock split and cash payments pursuant to paragraph (e) hereof shall be issued and made, as the case may be, pursuant to procedures adopted by the corporation's board of directors and communicated to those who are to receive new certificates or cash.

               (g) Following issuance of certificates and payment of cash pursuant to paragraph (f) hereof, the board of directors of the corporation may amend or restate the corporation's articles of association to eliminated paragraphs (d), (e), and (g) hereof without approval of the shareholders of the corporation.

        ARTICLE V OF THE Articles of Association is further amended by deleting Sections (2), (3) and (4) thereof in their entirety and by renumbering Sections
(5) and (6) thereof as Sections (2) and (3) respectively.

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-Q

(Mark One)

[X]             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended October 31, 1999

                                       OR

[ ]              TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to __________

Commission File Number 0-4179

                       CAPITAL INVESTMENT OF HAWAII, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Hawaii                                       99-0065664
------------------------------              ------------------------------------
State or other jurisdiction of              (I.R.S. Employer Identification No.)
incorporation or organization)

Suite 1700, Makai Tower, 733 Bishop Street
             Honolulu, Hawaii                               96813
------------------------------------------               ----------
 (Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code (808) 537-3981

                                   No Change
-------------------------------------------------------------------------------
         Former name, former address and former fiscal year, if changed since last report.

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [ ]

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

        There were 1,032,692 shares outstanding of common stock, no par value, as of October 31, 1999.

                         PART I - FINANCIAL INFORMATION

               CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets

                       October 31, 1999 and July 31, 1999


                                     ASSETS

                                                          October 31,        July 31,
                                                             1999              1999
                                                          (Unaudited)
                                                          -----------       -----------
Cash                                                      $   113,190           360,769
                                                          -----------       -----------
Receivables:
      Trade accounts and notes, less allowance
         for doubtful receivables of $1,000 at
         October 31, 1999 and July 31, 1999                    60,790            67,421
      Accrued interest                                         89,248            55,417
      Other                                                    66,483            66,483
                                                          -----------       -----------
                 Total receivables                            216,521           189,321
                                                          -----------       -----------
Developed real estate, less accumulated depre-
      ciation of $280,188 at October 31, 1999
      and $274,759 at July 31, 1999                         1,378,415         1,383,745
Undeveloped land held for sale                                232,006           226,797
Other investments:
      Real estate                                           1,208,017         1,246,608
      Securities                                              618,102           681,006
                                                          -----------       -----------
                                                            1,826,119         1,927,614
                                                          -----------       -----------
Property and equipment, at cost:
      Leasehold improvements                                   63,740            63,740
      Furniture and equipment                                 330,538           329,394
                                                          -----------       -----------
                                                              394,278           393,134
      Less accumulated depreciation and amortization         (363,502)         (360,944)
                                                          -----------       -----------
                 Net property and equipment                    30,776            32,190
                                                          -----------       -----------
Deferred charges and other assets                              26,673            11,627
                                                          -----------       -----------
                                                          $ 3,823,700         4,132,063
                                                          ===========       ===========

               CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                       October 31, 1999 and July 31, 1999

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY


                                                    October 31,        July 31,
                                                       1999             1999
                                                   (Unaudited)
                                                   -----------       -----------
Indebtedness (current installments of $3,970,745
  at October 31, 1999 and $3,971,798 at
  July 31, 1999):
           Debentures                              $ 1,897,505         1,897,505
           Mortgage notes                            1,822,694         1,826,566
           Other notes, secured                        383,403           515,031
           Other notes, unsecured                      534,373           530,748
                                                   -----------       -----------

                 Total indebtedness                  4,637,975         4,769,850
                                                   -----------       -----------

Accounts payable, trade                                158,951           105,048
Accrued expenses                                       601,805           776,932
Other payables:
      Loans under participation agreement:
           Related parties                             474,101           442,900
           Other                                       420,365           357,973
      Other                                            202,376           193,660
                                                   -----------       -----------
                                                     1,096,842           994,533
                                                   -----------       -----------
Stockholders' deficiency:
  Common stock, no par value, stated value
    $1 per share:
      Authorized 2,531,765 shares;  issued
       1,723,774 shares. (No shares
       reserved for conversion, warrants,
       options or other rights)                      1,723,774         1,723,774
      Additional paid-in capital                       469,312           469,312
      Accumulated deficit                             (807,472)         (649,899)
                                                   -----------       -----------
                                                     1,385,614         1,543,187
      Deduct cost of 691,082 common shares in
           treasury                                 (4,057,487)       (4,057,487)
                                                   -----------       -----------
                 Stockholders' deficiency           (2,671,873)       (2,514,300)
                                                   -----------       -----------
                                                   $ 3,823,700         4,132,063
                                                   ===========       ===========

     See accompanying notes to condensed consolidated financial statements.

               CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Operations

                  Three months ended October 31, 1999 and 1998

                                   (Unaudited)

                                                        1999              1998
                                                    -----------        ----------
Revenues:
    Income from investments                         $   166,070           195,416
    Other                                                 5,585             5,187
                                                    -----------        ----------
                                                        171,655           200,603
                                                    -----------        ----------
Cost and expenses:
    Direct operating expenses and general
        and administrative expenses                     246,859           374,917
    Interest                                            120,666           151,370
                                                    -----------        ----------
                                                        367,525           526,287
                                                    -----------        ----------
               Loss from continuing operations         (195,870)         (325,684)

Earnings from discontinued operations                    38,297            45,653
                                                    -----------        ----------
               Net loss                                (157,573)         (280,031)

Retained earnings (accumulated deficit)
    at beginning of period                             (649,899)          436,668
                                                    -----------        ----------
Retained earnings at end of period                  $  (807,472)          156,637
                                                    ===========        ==========

Loss per common share:
    Loss from continuing operations                        (.19)             (.31)
    Gain from discontinued operations                       .04               .04
                                                    -----------        ----------
               Net loss per common share            $      (.15)             (.27)
                                                    ===========        ==========
Dividends per common share                                 NONE              NONE
                                                    -----------        ----------

Weighted average number of common shares
    outstanding during the period                     1,032,692         1,032,692
                                                    ===========        ==========



See accompanying notes to condensed consolidated financial statements.

               CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows

                  Three months ended October 31, 1999 and 1998

                                   (Unaudited)

                                                      1999            1998
                                                   ----------      ----------
Net cash used in operating activities              $(289,780)       (745,988)
                                                   ----------      ----------
Cash flows from investing activities:
      Capital expenditures                            (1,144)         (1,483)
      Proceeds from sales of securities               81,627          28,714
                                                   ----------      ----------
           Net cash provided by investing
               activities                             80,483          27,231
                                                   ----------      ----------
Cash flows from financing activities:
      Proceeds from long-term debt                     9,936           9,568
      Principal payments on indebtedness            (141,811)       (250,049)
      Proceeds received under loan participa-
         tion agreements                             115,873         521,874
      Payments made under loan participation
         agreements                                  (22,280)       (258,450)
                                                   ----------      ----------
           Net cash provided by (used in)
                 financing activities                (38,282)         22,943
                                                   ----------      ----------
           Net decrease in cash                     (247,579)       (695,814)

Cash at beginning of period                          360,769         752,493
                                                   ----------      ----------
Cash at end of period                              $ 113,190          56,679
                                                   ==========      ==========



See accompanying notes to condensed consolidated financial statements.

               CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Information

                                   (Unaudited)


(1) Basis of Presentation

    The accompanying unaudited consolidated financial information have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
    Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated financial statements should be read in conjunction with the report on SEC Form 10-K for the fiscal year ended July 31, 1999 and the consolidated financial statements and the notes thereto in the Company's Quarterly Report on SEC Form 10-Q for the quarter ended October 31, 1998.

    In the opinion of the Company's management, the accompanying unaudited financial information contains all material adjustments required by generally accepted accounting principles to present fairly the Company's financial position as of October 31, 1999 and July 31, 1999, the results of its operations for the three months ended October 31, 1999 and 1998, and its cash flows for the three months ended October 31, 1999 and 1998. All such adjustments are of a normal recurring nature, unless otherwise disclosed in this Form 10-Q or other referenced material. Results of operations for interim periods are not necessarily indicative of results for the full year.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

           FINANCIAL CONDITION AND RESULTS  OF OPERATIONS

           RESULTS OF OPERATIONS

           The Company and its subsidiaries are engaged principally in the business of acquiring, developing, leasing and dealing in real estate, investing in securities which are subject to various factors which cause fluctuations between periods. Accordingly, the results of operations for the three months ended October 31, 1999 are not necessarily indicative of results to be expected for the year and are not necessarily comparable to the results of operations for the three months ended October 31, 1998.

           ADC Lending Activities

           As of October 31, 1999, the Company had approximately $1,208,000 in real estate investments. Those investments consist primarily of three acquisition, development and construction (ADC) loans to developers in Nevada and Utah.

           The Company has engaged in making ADC loans for more than nine years. As Nevada, particularly Las Vegas has seen strong economic growth, the Company will continue to focus on ADC lending activities for the remainder of fiscal 2000. Capital requirements to finance such activities will continue to be satisfied from institutional borrowings and participating loans to small groups of investors.

           Direct Operating and General and Administrative Expenses

           The decrease of direct operating and general and administrative expenses for the three months ended October 31, 1999 as compared to the same period in 1998 of $128,058 is primarily due to the reduction of the corporate office space and administrative personnel. The Company will continue its efforts to reduce general and administrative expenses in order to meet its obligations and improve operating results.

           DISCONTINUED PROPERTY MANAGEMENT DIVISION

           In October 1999, the Company entered into an agreement to sell certain assets of its property management division. The sale transaction has been finalized in December 1999 and the Company will receive approximately $480,000 in cash in second quarter of fiscal 2000.

           The Company has recorded earnings from discontinued operations of $38,297 and $45, 653 for the three months ended October 31, 1999 and 1998, respectively which represent the net operating income of the property management division. The Company expects a decline of approximately $160,000 in net cash flows from the absence of the property management division in fiscal 2000.

           LIQUIDITY AND CAPITAL RESOURCES

           At October 31, 1999, the Company held cash of $113,190. The decrease in cash of $247,579 for the three months ended October 31, 1999 is primarily due to cash used in operating activities.

           Included in cash used in operating activities for the three months ended October 31, 1999 was approximately $134,500 of advances for the construction of residential developments in Nevada and Utah. The Company's net loss $157,573 is also included in cash used in operating activities.

           The Company met its operating cash requirements for the three months ended October 31, 1999 by using cash on hand at July 31, 1999 and proceeds from loan participation agreements. Cash inflows and outflows from ADC loans in Hearthstone Homes, Inc., Hearthstone Homebuilders, Inc. and Martin Development, Inc. will continue throughout fiscal year 2000.

           The Company has several notes payable to individuals, a corporation and a financial institution. Approximately $1,900,000 of these notes are payable on or before July 1, 2001. The Company has had long standing good relationships with these individuals and companies and has been successful in the past in obtaining extensions on these notes as they become due. Management will continue to work with these lenders in order to achieve future extensions beyond fiscal 2000.

           The Company is contemplating a plan for going private (the Plan). The Plan is to restructure the share ownership of the Company to reduce the number of shareholders below 300, thus allowing the Company to terminate its reporting obligations under the Securities Exchange Act of 1934 (the Act). This will allow the Company to eliminate the substantial time and expense of compliance with the Act.

           Cash requirements for the remainder of fiscal 2000 are expected to be satisfied by the cash proceeds from the sale of the Company's property management division, institutional borrowings, loan participation agreements and net collections on ADC loans. The Company anticipates that it will sell certain of its security and real estate holdings to meet cash requirements, if deemed necessary. Currently, the Company has certain condominium apartments in Makaha, Hawaii being actively listed for sale.

           YEAR 2000

           The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather then the year 2000. This could result in a major system failure or miscalculations.

           The Company presently believes that the Year 2000 problem will not pose significant operational problems for the Company's computer systems.

                                                                      Appendix D

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF

                       CAPITAL INVESTMENT OF HAWAII, INC.

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      (PLEASE SIGN AND RETURN IMMEDIATELY)

        KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned Shareholder of Capital Investment of Hawaii, Inc., Honolulu, Hawaii (the "Company") do hereby nominate, constitute and appoint Stuart T. K. Ho and Donald M. Wong and each of them (with full power to act alone) my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all the common stock of the Company standing in my name and on its books on _____________, 1999, at the Annual Meeting of Shareholders to be held in the Grosvenor Center Conference Room (ground floor), 733 Bishop Street, Honolulu, Hawaii 96813, on ________, January ___, 2000 at 9:30 a.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

1. AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION. The amendment of the Company's Articles of Association to reduce the number of the Company's authorized shares from 3 million shares of common stock without par value, to 10,000 shares of common stock without par value, and the consolidation and conversion of each 300 shares of issued and outstanding common stock into one share of common stock.

                  FOR     [ ]      AGAINST     [ ]      ABSTAIN     [ ]

2. ELECTION OF DIRECTORS. The election of the persons listed below to serve as directors for the ensuing year.

        [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY to vote
            (except as marked to the contrary         for all nominees listed
             below)                                   below

        Stuart T. K. Ho, Dean T. W. Ho, Donald M. Wong, Pedro Ada and C. B. Sung

        INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

3. In their discretion, upon such other matters as may properly come before the meeting.

        THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSITIONS LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

        Management knows of no other matters that may properly be, or which are likely to be brought before the meeting. However, if any other matters are properly presented at said meeting, this proxy shall be voted in accordance with the recommendations of management.

        The Board of Directors recommends a vote "FOR" the listed propositions.


                                   Dated: ________________________________, 1999

                                   _____________________________________________
                                            (Signature of Shareholder)

                                   _____________________________________________
                                            (Signature of Shareholder)
                                   When Signing as Attorney, Executor,
                                   Administrator, Trustee or Guardian, Please
                                   Give Full Title. If More Than One Trustee,
                                   All Should Sign. ALL JOINT OWNERS MUST SIGN.



                                       1